Exhibit 2.1

AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

LABORATORY SERVICES MSO, LLC

(the “Company”),

SCBC HOLDINGS LLC

(the “Seller”),

THE ZOE FAMILY TRUST, BRYAN COX and SARAH COX

(collectively, the “Owners”),

AVALON LABORATORY SERVICES, INC.

(the “Buyer”),

and, solely for purposes of Sections 2.7, 2.9, 6.9, 6.10 and 9.2,

AVALON GLOBOCARE CORP.

(“Parent”),

Dated February 9, 2023

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ARTICLE IV.	REPRESENTATIONS AND WARRANTIES REGARDING THE OWNERS AND THE SELLER	37

4.1	Authority; Enforceability	37
4.2	No Conflict; Required Filings and Consents	37
4.3	Absence of Litigation, Claims and Orders	38
4.4	Accredited Investor Status	38
4.5	Title	39
4.6	Brokers	39

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF BUYER	39

5.1	Organization and Qualification	39
5.2	Authority; Enforceability	39
5.3	No Conflict; Required Filings and Consents	40
5.4	Absence of Litigation, Claims and Orders	40
5.5	Valid Issue of Equity Consideration	40
5.6	Brokers	40

ARTICLE VI.	ADDITIONAL AGREEMENTS	41

6.1	Conduct of Business	41
6.2	Pre-Closing Efforts	41
6.3	Third-Party Consents	41
6.4	Access to Information	42
6.5	No Solicitation of Other Bids	42
6.6	Release	43
6.7	Non-Competition; Non-Solicitation; Non-Disparagement; Confidentiality	43
6.8	Fees and Expenses	45
6.9	Financial Statements for Parent Current Report on Form 8-K	45
6.10	Parent Shareholder Vote	46
6.11	Transfer Restriction	46
6.12	Option Company Purchase Option	46
6.13	Membership Interest Purchase Option	47
6.14	Further Assurances	48

ARTICLE VII.	CONDITIONS TO CLOSING	48

7.1	Conditions to Obligations of All Parties	48
7.2	Conditions to Obligations of the Buyer	48
7.3	Conditions to Obligations of Seller	49

ARTICLE VIII.	TAX MATTERS	49

8.1	Filing of Tax Returns	49
8.2	Straddle Periods	50
8.3	Tax Indemnity	50
8.4	Allocation of Purchase Price	51
8.5	Contests Related to Taxes	51
8.6	Cooperation on Tax Matters	52
8.7	Transfer Taxes	52
8.8	Tax Treatment	52

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ARTICLE IX.	SURVIVAL AND INDEMNIFICATION	52

9.1	Survival of Representations and Warranties and Covenants	52
9.2	Indemnification	52
9.3	Defense of Third Party Claims	53
9.4	Procedures Relating to Indemnification for Direct Claims	54
9.5	Calculation of Losses	55
9.6	Sources of Recovery	55
9.7	Reliance	55
9.8	Sole and Exclusive Remedy.	55
9.9	Adjustment to Purchase Price	55
9.10	No Circular Recovery	55

ARTICLE X.	MISCELLANEOUS	56

10.1	Amendment	56
10.2	Waiver	56
10.3	Notices	56
10.4	Specific Performance	57
10.5	Interpretation	58
10.6	Severability	58
10.7	Entire Agreement	58
10.8	Assignment	58
10.9	No Third Party Beneficiaries	59
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	59
10.11	Non-Recourse	59
10.12	Governing Law; Venue	59
10.13	Waiver of Jury Trial	59
10.14	Conflict Between Transaction Documents	59
10.15	Counterparts	59

EXHIBITS

Exhibit A	—	Pre-Closing Reorganization Steps and Assigned Assets
Exhibit B	—	Form of Second Amended and Restated Limited Liability Agreement
Exhibit C	—	Parent Series B Preferred Stock Term Sheet
Exhibit D	—	Form of Lease Agreement
Exhibit E	—	Form of Voting Agreement

iii

AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of February 9, 2023 (this “Agreement”), is by and among Laboratory Services MSO LLC, a Delaware limited liability company (the “Company”), SCBC Holdings LLC, a Delaware limited liability company (the “Seller”), the Zoe Family Trust (the “Trust”), Bryan Cox and Sarah Cox (each an “Owner” and collectively with the Trust, the “Owners”), Avalon Laboratory Services, Inc., a Delaware corporation (the “Buyer”) and, solely for purposes of Sections 2.7, 2.9,, 6.9, 6.10 and 9.2, Avalon GloboCare Corp., a Delaware corporation (“Parent”).

WHEREAS, the Owners, the Seller and the Company have completed, or caused their respective Affiliates (as applicable) to complete, each of the transactions set forth on Exhibit A-1 and assigned to the Company Group each of the assets set forth on Exhibit A-2 (together, the “Pre-Closing Reorganization”).

WHEREAS, the Owners own all of the issued and outstanding equity interests of the Seller;

WHEREAS, the Seller owns all of the issued and outstanding equity interests of the Company (the “Membership Interests”);

WHEREAS, the Seller and the Buyer entered into a Membership Interest Purchase Agreement (the “Original Agreement”), dated November 7, 2022 (the “Original Agreement Date”) and now wish to amend and restate the Original Agreement as set forth herein;

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to acquire from the Seller, forty percent (40%) of the issued and outstanding Membership Interests of the Company on the terms and in the manner set forth in this Agreement; and

WHEREAS, each of Key Employees (as defined below) shall execute an employment agreement (the “Employment Agreement”) with the Company, which shall become effective as of the Closing;

WHEREAS, Sarah Cox shall execute an independent consulting agreement (the “Consulting Agreement”) with the Company, which shall become effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Average Closing Price” means an amount equal to the volume-weighted average (rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the daily volume-weighted average trading price of a share of Parent Stock on Nasdaq Capital Markets (as reported by Bloomberg Financial Markets) for the thirty (30) consecutive trading days (which calculation shall be determined without regard to after-hours trading or any other trading outside of the regular trading session); provided, however, that during the period that the Average Closing Price is being determined, the Average Closing Price shall be subject to appropriate adjustment from time to time for stock splits, stock dividends and stock combinations with respect to Parent Stock.

“Business” means the business of the Company Group as currently conducted or planned to be conducted, which includes creating, developing, manufacturing, distributing, marketing or selling laboratory testing services including all types of blood testing, urine testing, genetic testing, drug screening and COVID-19 testing and the sale or distribution of products related to laboratory testing, such as testing equipment, test kits and related durable medical equipment.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

“Buyer Fundamental Representations” Section 5.1 (Organization; Good Standing; Limited Liability Company; and Qualification), Section 5.2 (Authority; Enforceability) and Section 5.6 (Brokers).

“CARES Act” means P.L. 116-136 and any guidance issued by the Internal Revenue Service thereunder.

“Cash” means all cash and cash equivalents that are immediately convertible into cash, in each case, determined in accordance with GAAP, and held in any account of the Company, (i) excluding the amount of any (A) issued but uncleared checks, wires or drafts and any cash overdrafts or other negative balances (B) any cash or cash equivalents not freely distributable due to legal, regulatory or contractual constraints or otherwise of the type commonly referred to as “restricted” or “trapped” cash, and (C) any deposits of third parties, cash held as collateral, and any sales, condemnation or insurance proceeds from the occurrence of any sale, condemnation, casualty or loss event with respect to any properties or assets of the Company, and (ii) including checks and drafts deposited for the account of the Company or on hand at the Company or available for deposit for the account of the Company.

“Cash Earnout Payment” means either (a) Five Million Dollars ($5,000,000) if the Buyer, or an Affiliate of the Buyer, completes the acquisition of an additional twenty percent (20%) of the Membership Interests in accordance with Section 6.13 of this Agreement, or (b) Three Million Three Hundred and Thirty Three Thousand Three Hundred and Thirty Five Dollars ($3,333,335) if the Buyer, or an Affiliate of the Buyer, does not complete the acquisition of an additional twenty percent (20%) of the Membership Interests in accordance with Section 6.13 of this Agreement, in each case, such amount subject to any offset as set forth in this Agreement.

“Cash Purchase Price” means Nine Million Dollars ($9,000,000).

“Claim” means any claim, action, cause of action, chose in action or suit (whether in contract or tort or otherwise), litigation (whether at Law or in equity, whether civil or criminal), opposition, expungement Proceeding, controversy, assessment, arbitration, examination, audit, investigation, hearing, charge, complaint, demand, notice or Proceeding to, from, by or before any Governmental Authority or arbitrator(s).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Company Group” means, collectively, each of the Company and its direct Subsidiaries Laboratory Services, LLC, a Wyoming limited liability company and Laboratory Services DME, LLC, a Delaware limited liability company.

“Company Material Adverse Effect” means any change, effect, event, circumstances, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (i) an event or circumstance or series of events or circumstances affecting the United States or global economy generally or capital, credit or financial markets generally, including changes in interest or exchange rates and any suspension of trading in securities, (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism, or quarantine or so-called “stay at home” requirement, pronouncement or policy, declared by any United States Governmental Authority (including, for the avoidance of doubt, the State of California or any Governmental Authority therein); (iii) any changes that are generally applicable to the industries and geographic marketplaces in which the Company operates or in which services of the Company are used, (iv) any actual or proposed changes in applicable Law or GAAP or the enforcement or interpretation thereof, or (v) any acts of God, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur; provided, further, that with respect to any matter described in the foregoing clauses (i), (ii), (iii), or (iv), such matter shall only be excluded to the extent such matter does not have a materially disproportionate effect on the Company, taken as a whole, relative to other comparable entities operating in the industries in which the Company operates.

“Confidential Information” means any and all information concerning or related to (a) the Company, including any and all Company Intellectual Property, know-how, research and development information, plans, proposals, technical data, copyright works, financial, trade secrets, marketing and business data, customer lists, pricing and cost information, information related to the Company Intellectual Property, business and marketing plans, customer and supplier lists and (b) the terms of this Agreement and the other Transaction Documents.

“Contract” means any written or oral contracts, leases, bonds, notes, mortgages, indentures agreements, subcontracts, leases, licenses, purchase orders or other legally binding agreements or commitments.

“Convertible Stock” means the newly issued Series B preferred stock of Parent, with a stated value of $1,000 per share, convertible into Parent Stock at a conversion price equal to the Average Closing Price as of the second trading day preceding the Closing Date, which shall be convertible upon receipt of stockholder approval pursuant to Section 6.10 hereof with such terms and conditions as set forth on Exhibit C.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any natural evolutions or mutations thereof, and/or related epidemics, pandemics, disease outbreaks or public health emergencies.

“Data Rooms” means the online data rooms with respect to the Company and its Subsidiaries hosted by Microsoft OneDrive entitled “Lab Services MSO -- Avalon Globocare -- DD” and “Lab Services MSO -- Avalon Globocare -- 9.9 Supplemental Diligence List”.

“Disclosure Schedule” means the Disclosure Schedule delivered by the Owners and Seller to Buyer in connection with the execution and delivery of this Agreement.

“EBITDA” means net income (as calculated in accordance with GAAP), plus interest, taxes, depreciation and amortization.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.

“Environmental Laws” shall any federal, state, local, international, federal, provincial, or tribal Law, treaty, statute, ordinance, rule, regulation, license, Permit, authorization, approval, consent, Order, judgment, decree, injunction, code requirement, published guidance, or agreement with any Governmental Authority relating to or concerning (a) pollution (or the cleanup thereof or the filing of information with respect thereto), human health, or the Environment, (b) the protection, preservation, mitigation, or payment of damages to natural resources, or (c) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, distribution, labeling, production, disposal, discharge, release, threatened release, cleanup, or remediation of Regulated Substances, hazardous wastes, or solid wastes, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the federal Occupational Health and Safety Act of 1970 (“OSHA”), 29 U.S.C. § 651, et seq.; the Solid Waste Disposal Act, (including the Resource Conservation and Recovery Act of 1976, as amended), 42 U.S.C.A. §6901, et seq. (“RCRA”); the Clean Water Act, 33 U.S.C.A. §1251, et seq.; the Clean Air Act, 42 U.S.C.A. §7401, et seq.; the Toxic Substances Control Act, 15 U.S.C.A. §2601, et seq.; the federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.A. §136, et seq.; the Lead Based Paint Exposure Reduction Act, 15 U.S.C.A. §2681, et seq.; the Safe Drinking Water Act, 49 U.S.C. §1801 et. seq.; the Hazardous Waste Materials Transportation Act, 49 U.S.C. 5101, et seq.; and all federal, state, county, and local Laws and ordinances of a similar nature, in each case, as amended and as now or hereafter in effect. The term “Environmental Laws” includes any common law or equitable doctrine (including tort doctrines such as negligence, nuisance, trespass, and strict Liability) that may impose Liability, injunctive or other equitable relief, or obligations for injuries or damages, including personal injury and property damage, due to or threatened as a result of the exposure to, or Release, presence, or ingestion of, any Regulated Substance.

“Environmental Permit” means any and all Permits, letters, clearances, consents, waivers, exemptions, decisions, or other actions required or issued, granted, given, authorized, or made under any applicable Environmental Law.

“Equity Consideration” means 11,000 shares of Convertible Stock valued at Eleven Million Dollars ($11,000,000).

“Equity Earnout Payment” means (a) the number of shares of Parent Stock valued at Five Million Dollars ($5,000,000) if the Buyer, or an Affiliate of the Buyer, completes the acquisition of an additional twenty percent (20%) of the Membership Interests in accordance with Section 6.13 of this Agreement, or (b) the number of shares of Parent Stock valued at Three Million Three Hundred and Thirty Three Thousand Three Hundred and Thirty Five Dollars ($3,333,335) if the Buyer, or an Affiliate of the Buyer, does not complete the acquisition of an additional twenty percent (20%) of the Membership Interests in accordance with Section 6.13 of this Agreement, in each case, such amount subject to any offset as set forth in this Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extended Representations” means the representations and warranties set forth in Section 3.11 (Employee Benefit Plans), Section 3.12 (Labor Relations), Section 3.9(n) (Absence of Certain Changes) and Section 3.14 (Taxes).

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Approval” means any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any (i) supernational, federal, national, regional, state, provincial, municipal, local, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any court, branch, department, official, entity or political subdivision or agency thereof, including any administrative agency or commission), or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any public arbitral tribunal, arbitrator or mediator.

“Health Care Laws” means all health care regulatory Laws applicable to the business of the Company and services provided by the Company, including all Laws relating to: (i) the licensure, certification, qualification or authority to transact the business of the Company; (ii) the solicitation or acceptance of improper incentives involving persons operating in the health care industry; (iii) billing, coding, coding validation, reimbursement, claims submission, collections and payment related to third party payors and Payment Programs; (iv) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (v) the Privacy Laws; (vi) any state insurance, health maintenance organization or managed care Laws (including Laws relating to Medicaid programs); (vii) state corporate practice of medicine and professional fee-splitting Laws; (viii) the Medicare Program Laws at Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh, including specifically, the Ethics in Patient Referrals Act (the “Stark Law”), as amended, 42 U.S.C. § 1395nn; (ix) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396- 1396v (the Medicaid statute); (x) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (xi) the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); (xii) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (xiii) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (xiv) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (xv) the Exclusion Laws, 42 U.S.C. § 1320a-7; (xvi) the Federal Health Care Fraud Law (18 U.S.C. § 1347); (xvii) TRICARE, 10 U.S.C. § 1071; (xviii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); and (xix) all applicable regulations, rules, ordinances, judgments and orders promulgated under each of the foregoing, and any similar federal, state and local statutes, regulations, rules, ordinances, judgments and orders.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations set forth at 45 CFR Parts 160-164.

“Indebtedness” means, without duplication, all obligations of the Company consisting of (i) indebtedness for borrowed money and all obligations represented by bonds, notes, debentures or similar instruments, in each case, including the outstanding principal amount and accrued and unpaid interest related thereto, and any fees, expenses and other payment obligations related thereto (including any prepayment penalties, premiums, costs, breakage or other amounts payable as a result of the consummation of the transactions contemplated by this Agreement), (ii) all obligations as lessee under leases that are required, in accordance with GAAP, to be recorded as capital or finance leases, as well as any obligation for a lease classified as a capital or finance lease in the Financial Statements, (iii) obligations for the deferred purchase price of property, assets or services, including, “earnout payments”, “purchase price adjustments” and “seller notes” (but excluding any trade payables or accrued expenses arising in the ordinary course of business), (iv) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, performance bonds or other similar instruments, in each case, solely to the extent drawn, (v) all obligations, including any costs or fees, with respect to any interest rate, currency swap, cap, forward, or other similar arrangements designed to provide protection against fluctuations in any price or rate, (vi) all obligations under sale-and-lease back transactions, (vii) all current income or franchise Tax liabilities (which calculation shall be in accordance with GAAP applied in a manner consistent with the Financial Statements to the extent consistent with GAAP), (viii) any unpaid incentive compensation, referral payments, or similar payments payable under the Company’s bonus plans, commission plans or similar plans, programs or arrangements and the employer portion of any Taxes thereon, and any unpaid matching or other discretionary contributions by the Company under the Company’s qualified retirement plans, (ix) the aggregate amount of any declared but unpaid distributions or dividends to equityholders and (x) guarantees by the Company (to the extent of the amount of such guarantees) of any obligations of the type described in the foregoing clauses (i) through (ix), (xi) all obligations of the type described in the foregoing clauses (i) through (x), that are secured by any Lien on any property or asset of the Company (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (xi) any and all amounts necessary and sufficient to retire each of the foregoing items of indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges and other fees, penalties, premiums, indemnities, brokerage costs or payments (prepayment or otherwise) necessary and sufficient to retire such indebtedness at Closing.

“Indemnifying Party” means each Person providing indemnification pursuant to Article IX.

“Intellectual Property” means all intellectual property of any type or nature, however denominated, anywhere in the world, including (i) all trademarks, trade names, service marks, service names, logos, product names, corporate names, assumed names, trade dress and all other indicia of source and origin, whether registered or unregistered, and all applications for the registration thereof, together will all of the goodwill associated therewith, (ii) Internet domain names, websites and social media accounts, (iii) all works of authorship (whether or not copyrightable) and all copyrights (whether registered or unregistered) and applications for registration thereof, (iv) proprietary data, database rights, and proprietary rights in Software, (v) all classes and types of patents, including originals, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part, patent applications and patent disclosures, (vi) trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, proprietary information, ideas, methods, procedures, processes, specifications, plans, proposals, improvements, inventions, applications, tools, supplier lists, and all related information, (vii) any and all registrations, applications for registration, renewals, extensions, revisions or restorations, recordings, licenses, common-law rights, statutory rights and contractual rights relating to any of the foregoing and (viii) all claims or causes of action arising out of or related to past, present or future infringement or misappropriate of the foregoing.

“Intellectual Property Licenses” means (a) licenses or sublicenses of Intellectual Property granted by the Company to any third party and (b) licenses or sublicenses of Intellectual Property or Software granted by any third party to any member of the Company. Intellectual Property Licenses shall include all licenses, material transfer agreements, manufacturing agreements, service agreements, trial and testing agreements, research and development agreements, distribution agreements, non-disclosure agreements, contractor and consultant agreements, joint venture agreements and collaboration agreements which address, in whole or in part, the use, ownership or enforceability of Intellectual Property.

“Key Employees” means James Rudy, Michael Tran, Corinna Porras, Barbara Christensen, Walter Lukkarila and Eva Samoza.

“Knowledge” means the actual or constructive knowledge of Bryan Cox, Sarah Cox, Raffi Tchamanian and Damien Burgess, after due inquiry.

“Law” means all laws (including common law), statutes, ordinances, directives, Regulations, codes, promulgations, treaties, resolutions, decrees and similar mandates of any Governmental Authority, including all Orders having the effect of law in any jurisdiction.

“Liability” means any debt, liability or obligation of any nature or kind whatsoever (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, determined, determinable or otherwise, directly incurred or consequential, due or to become due, and whether or not required to be accrued on financial statements prepared in accordance with GAAP).

“Lien” means any lien (statutory or otherwise), charge, pledge, Claim, encumbrance, security interest, mortgage, deed of trust, hypothecation, encumbrance, community property interest, limitation on voting rights, right of first refusal or first offer, option, buy/sell agreement, servitude, or any other lien of any nature or kind whatsoever (other than, in the case of a security, any restriction on transfer of such security arising solely under federal or state securities Laws); provided, however, that the term “Lien” shall not include (i) liens for Taxes that are not yet due and payable or that are being contested in good faith through appropriate Proceedings and which are adequately reserved or accrued for in the Financial Statements in accordance with GAAP, (ii) covenants, restrictions, conditions, easements, rights of way, zoning ordinances and other similar non-monetary liens that do not materially interfere with the Company’s present uses or occupancy of the Leased Real Property, (iii) purchase money or similar vendor liens and liens in favor of carriers, warehousemen, mechanics and materialmen, or other similar liens incurred in the ordinary course of business and for amounts that are not yet due and payable or that are being contested in good faith through appropriate Proceedings and which are adequately reserved or accrued for in the Financial Statements in accordance with GAAP and (iv) general restrictions on transfer of securities imposed by applicable state, federal and foreign securities Laws.

“Limited Liability Company Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 23, 2021, by and between the Company and the Seller.

“Off-the-Shelf Software” means Software, other than Open Source Software, obtained from a third Person on general commercial terms that (i) continues to be widely available on such commercial terms, (ii) is not distributed with or incorporated in any product or services of the Company and (iii) was licensed for payments of less than $25,000 in the aggregate and requires license, maintenance, support and other ongoing fees of less than $25,000 per year.

“One Year Anniversary Payment” means (a) One Million Dollars ($1,000,000) if the Buyer, or an Affiliate of the Buyer, completes the acquisition of an additional twenty percent (20%) of the Membership Interests in accordance with Section 6.13 of this Agreement, or (b) Six Hundred Sixty Six Thousand Six Hundred Sixty Seven Dollars ($666,667) if the Buyer, or an Affiliate of the Buyer, does not complete the acquisition of an additional twenty percent (20%) of the Membership Interests in accordance with Section 6.13 of this Agreement, in each case, such amount subject to any offset as set forth in this Agreement.

“Open Source Software” means any Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under any similar licensing or distribution model.

“Option Companies” means each of Clear Analytics Laboratory LLC, a California limited liability company, SW Medical Laboratory, LLC, a Delaware limited liability company, and DE Laboratory, LLC, a Delaware limited liability company.

“Option Equity Consideration” means 4,000 shares of Convertible Stock valued at Four Million Dollars ($4,000,000).

“Order” means any binding judgment, order, writ, injunction, ruling, decree, determination or award of, or any settlement under the jurisdiction of, any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Company Group consistent with past practice.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Parent Stock” means common stock, par value $0.0001 per share, of Parent trading on the Nasdaq Capital Market under the stock symbol (ALBT).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provisions of state or local Tax Laws.

“Pass-Through Tax Return” means any income Tax Return with respect to the Company or any other member of the Company Group if (i) the Company or any other member of the Company Group is treated as a partnership, disregarded entity or other “flow-through” entity for purposes of such Tax Return and (ii) part or all of the taxable income reflected on such Tax Return is required to be reflected on an income Tax Return of the Seller.

“Payment Programs” means any United States federal, state or local health care, reimbursement or waiver programs administered by a Governmental Authority under Title XVIII of the Social Security Act, Title XIX of the Social Security Act, CHAMPUS, TRICARE, or any other health care or payment program financed in whole or in part by any domestic federal, state or local government, and any successor program to any of the above, and all other third-party health care benefit plans and programs (including, but not limited to, those offered or administered by health maintenance organizations, preferred provider organizations, health benefit plans, waiver provider organizations and health insurance plans and all related participating entities and contractors in and to such plans and programs).

“Permits” mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, Orders, permits or other rights and privileges issued by any Governmental Authority.

“Person” means an individual, Governmental Authority, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means any information: (i) that can be used to identify, contact, or precisely locate a natural person, household or device; (ii) defined as ‘personal data,’ ‘personal information,’ ‘personally identifiable information,’ ‘protected health information,’ ‘nonpublic personal information,’ or ‘individually identifiable health information’ under any applicable Privacy and Data Security Requirements, and (iii) associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Permitted Liens” means: (i) any Liens incurred or deposit or pledge made in the ordinary course of business in connection with or to secure worker’s compensation, unemployment insurance, old age pension programs mandated by applicable law, and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and similar obligations; (ii) any statutory, carriers’, warehousemen’s, workers’, repairers’, materialmen’s, mechanics’ and other similar Liens incurred in the ordinary course of business or which are not yet due and payable or which are being contested in good faith; (iii) liens for Taxes not yet due and payable or which are being contested in good faith; (iv) any legal requirements, including requirements and restrictions of zoning; (v) any statutory liens of landlords, lessors or renters for amounts not yet due and payable; (vi) any liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vii) as to real property, all matters of survey, easements or reservations of, or rights of others for, rights of way, highway and railroad crossings, sewers, electric lines, telegraph and telephone lines; (viii) any Liens which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the asset or property to which they relate; and (ix) all Encumbrances that will be discharged and satisfied in full by the Company or the Seller on or prior to the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Privacy and Data Security Requirements” means all (a) Privacy Laws, (b) Contract terms to which the Company is a party or is otherwise bound that impose obligations on the Company relating to Personal Information, privacy, information security, marketing and (c) Privacy Policies.

“Privacy Laws” means (a) all applicable Laws that relate to data privacy, data security, data use, data protection, marketing and the Processing and transfer (including, without limitation, cross-border transfer) of Personal Information, including but not limited to, HIPAA, the General Data Protection Regulation 2016/679 (“GDPR”), US state genetic privacy laws, and the California Consumer Privacy Act (“CCPA”);(b) any requirements of self-regulatory frameworks or organizations which the Company is, or has been, contractually obligated to comply with or any self-certification mechanisms (such as the EU- U.S. and Swiss-U.S. Privacy Shield Frameworks) to which the Company has committed; (c) any laws that provide rights of privacy or publicity to individuals; and (d) PCI-DSS.

“Privacy Policy” means the Company’s: (a) policies or notices relating to Personal Information, privacy and/or the security of the Personal Information (e.g., posted privacy policies, notices provided in connection with the Processing of Personal Information), and (b) internal privacy policies or guidelines.

“Proceeding” means any legal, administrative, arbitral or other proceeding, suit, action, governmental or regulatory investigation, mediation, audit or inquiry by or before any Governmental Authority.

“Process” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Regulated Substances” means any substance, material, pollutant, contaminant, hazardous or toxic substance, compound, or related material or chemical, hazardous material, hazardous waste, flammable explosive, radon, radioactive material, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products), contaminant of emerging concern (including 1,4-dioxane and per- and polyfluorinated compounds (“PFAS”)), or toxic mold, as regulated or defined under applicable Environmental Laws.

“Regulation” means any rule, regulation, policy or binding interpretation (regarding such rule, regulation or policy) of any Governmental Authority.

“Release” means any spill, discharge, leak, emission, escape, leaching, disposing, emptying, pouring, pumping, injection, dumping, or other release or threatened release of Regulated Substances into the Environment, whether or not notification or reporting to any governmental agency was or is required, including any Release which is subject to any Environmental Law.

“Restricted Business” means any business that directly or indirectly engages in the business conducted by the Company or any of its Affiliates as presently conducted or planned to be conducted as of the Original Agreement Date (including, without limitation, any business that provides, performs, offers, designs, develops, manufactures, licenses, sells, distributes or otherwise makes commercially available any products or services that are competitive with, the same as or similar to or substitutes for any of the products or services of the Company or any of its Affiliates).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Second Amended and Restated Limited Liability Company Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company in the form attached hereto as Exhibit B.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Expenses” means, in each case solely to the extent not paid prior to the Closing, all out- of-pocket fees, costs and expenses incurred by or on behalf of the Owners, the Seller, the Company or any of their respective Affiliates (whether or not invoiced) as a result of the transactions contemplated by this Agreement and the other Transaction Documents, including (i) the fees and expenses payable by the Company to Winsten Law Group and any other attorneys engaged by the Owners, the Seller or the Company in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (ii) the fees and expenses payable by the Owners, the Seller or the Company to Sasa Milosevic or any other financial advisors, accountants or other advisors engaged by the Owners, the Seller or the Company and incurred in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (iii) (A) all change-in-control payments, transaction bonuses, retention payments or similar payments payable by any member of the Company Group to any Person, employee, independent contractor, officer or director arising from or incurred in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and (B) any severance payments that are or may become due and payable as of the Closing Date from any member of the Company Group to any employee, independent contractor, officer or director of any member of the Company Group, as well as, in the case of clauses (A) and (B), the employer portion of payroll or other employment Taxes arising from any of the foregoing, (iv) the Data Rooms fees and expenses, and (v) the fees and expenses payable by the Company to any Owners or the Seller or their respective Affiliates. “Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Good Standing; Limited Liability Company; and Qualification), Section 3.2 (Organizational Documents), Section 3.3 (Capitalization; Subsidiaries), Section 3.4 (Authority; Enforceability), Section 3.5 (No Conflict; Required Filings and Consents), Section 3.7 (Regulatory Matters, Authority); Section 3.8(d) (No Undisclosed Liabilities); Section 3.8(e) (Cash); Section 3.19 (Brokers), Section 4.1 (Authority; Enforceability), Section 4.2 (No Conflict; Required Filings and Consents), Section 4.3 (Absence of Litigation, Claims and Orders), Section 4.4 (Accredited Investor Status), Section 4.5 (Title), Section 4.6 (Brokers).

“Software” means computer software and databases, together with object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” with respect to any Person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than fifty percent (50%) of the capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

“Systems” means the Software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related information technology systems used by the Company or otherwise in connection with the conduct of the business of the Company.

“Tax” or “Taxes” means (a) any federal, state, local or non-U.S. income, excise, environmental, capital stock, profits, social security (or similar), disability, registration, value added, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, escheat, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other similar taxes or assessments, together with all interest and penalties imposed by any taxing authority (domestic or foreign) with respect thereto, (b) any and all liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (c) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any items described in clauses (a) or (b) above.

“Tax Returns” means all returns, declarations, reports, elections, claims for refund and information statements and returns filed or required to be filed with a Governmental Authority, or provided to any other Person, relating to Taxes, including any schedules, attachments to or amendments of any of the foregoing.

“Territory” means the United States of America.

“Transaction Documents” means this Agreement, the Employment Agreements, the Consulting Agreement, the Second Amended and Restated Limited Liability Company Agreement, the Voting Agreements and all other instruments, documents or agreements executed and delivered in connection with the consummation of the transactions contemplated herein or therein.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs or employment losses.

1.2 Table of Defined Terms. Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

“Accountant”	2.9	“Lock Up Period”	6.11
“Agreement”	Preamble	“Losses”	9.2
“Allocation”	8.4	“Material Contracts”	3.6(a)
“Allocation Objections Statement”	8.4	“Material Customers”	3.21(a)
“Annual Financial Statements”	3.8(a)	“Material Vendors”	3.21(a)
“Balance Sheet Date”	3.8(a)	“Membership Interests”	Recitals
“Business Partner”	6.7(c)	“Membership Interest Call Notice”	6.13(a)
“Business Plan”	2.9(c)	“Membership Interest Call Price”	6.13(a)
“Buyer”	Preamble	“Membership Interest Call Transaction”	6.13(c)
“Buyer Indemnified Persons”	9.2	“Membership Interest Option Purchase Agreement”	6.13(b)
“Call Notice”	6.12(a)	“Membership Interest Purchase Option”	6.13(a)
“Call Price”	6.12(a)	“Notice of Dispute”	9.4(a)
“Call Transaction”	6.12(c)	“Option Purchase Agreement”	6.12(b)
“Closing”	2.1	“Original Agreement”	Preamble
“Closing Date”	2.1	“Original Agreement Date”	Preamble
“Company”	Preamble	“Policies”	3.17
“Company Intellectual Property”	3.15(a)	“Pre-Closing Pass-Through Tax Return”	8.1
“Company Permits”	3.7(b)	“Proposed Allocation”	8.4
“Company Released Parties”	6.1	“Purchased Interests”	2.1
“Consulting Agreement”	Preamble	“Purchase Price”	2.2
“Covered Employees”	6.7(b)	“Reference Balance Sheets”	3.8(a)
“Covid-19 Relief Programs”	3.7(g)	“Registered Intellectual Property”	3.15(a)
“D&O Policy”	3.18(b)	“Restricted Period”	6.7(a)
“Employee Plan”	3.11(a)	“Restricted Securities”	6.11
“Employment Agreements”	Recitals	“Sale”	2.1
“ERISA”	3.11(a)	“Security Policies”	3.16
“ERISA Affiliate”	3.11(c)	“Scheduled Intellectual Property”	3.15(a)
“Financial Statements”	3.8(a)	“Seller Indemnified Persons”	9.2(b)
“FIRPTA Certificate”	2.5(c)	“Seller Released Claims”	6.1
“Indemnified Party”	9.3(a)	“Seller”	Preamble
“Indemnified Persons”	6.1	“Stark Law”	1.1
“Interim Financial Statements”	3.8(a)	“Third Party Claim”	9.3(a)
“Interim Period”	6.1	“Voting Agreements”	2.6(d)
“Labor Union”	3.12(a)
“Lease”	3.13(b)
“Leased Real Property”	3.13(b)

ARTICLE II.
PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations, warranties and covenants set forth herein, at the Closing (as defined below), the Seller shall sell, assign, convey and deliver to Buyer, and Buyer shall acquire from the Seller, Membership Interests constituting forty percent (40%) of the issued and outstanding equity of the Company (the “Purchased Interests”) free and clear of all Liens (the “Sale”).

2.2 Purchase Price. The aggregate consideration to be paid for the Purchased Interests (the “Purchase Price”) shall be an amount equal to the Cash Purchase Price, plus the Equity Consideration, plus any Earnout Payments, plus the One Year Anniversary Payment.

2.3 Cash Purchase Price. As of the date hereof, Buyer has paid eight million nine hundred and ninety-nine thousand seven hundred and twenty two thousand dollars and thirteen cents ($8,999,722.13) of the Cash Purchase Price to Seller, including three million nine hundred and ninety nine thousand seven hundred and twenty two thousand and thirteen cents ($3,999,722.13) being held on behalf of Buyer in the Winsten Law Group’s trust account.

2.4 Closing. The closing of the Sale (the “Closing”) shall take place on the date that is two (2) Business Days following the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature can only be satisfied at the Closing, but subject to their satisfaction or waiver at such time), or on such other date as may be agreed upon in writing by the Buyer and the Seller through the delivery and exchange by electronic mail in PDF format between the Buyer, Parent, the Seller and the Owners of all documents required to close the transactions contemplated by this Agreement, but in any event, no later than thirty (30) days after the date hereof (the “Closing Date”), unless extended as set forth herein. The Closing shall be deemed to be effective at 12:01 a.m. Eastern Time on the Closing Date.

2.5 Closing Deliveries by the Owners and the Seller. At the Closing, the Owners and the Seller shall deliver, or cause to be delivered, to Buyer the following:

(a) a copy of the Second Amended and Restated Limited Liability Company Agreement executed by the Seller;

(b) an instrument of assignment executed by the Seller, in form and substance reasonably acceptable to the Buyer, evidencing the transfer of the Purchased Interests to the Buyer;

(c) certifications from each of the Owners and the Seller, sworn under penalties of perjury and in form and substance reasonably satisfactory to Buyer, to the effect that such Person is not a “foreign person” for purposes of Sections 1445 and 1446(f) of the Code and the Treasury Regulations thereunder (which the parties agree may be satisfied by delivery of properly completed and duly executed Internal Revenue Service Forms W-9 from each Owner and the Seller, as applicable);

(d) a certificate from the Secretary of State from the state of formation of the Seller and the Company, and each state in which the Company is required to qualify as a foreign organization, as to the good standing of the Company, as applicable, in such jurisdictions as of a recent date;

(e) written resignations of the directors, managers and officers of the Company designated by the Buyer prior to the Closing Date, effective as of the Closing, in form and substance reasonably acceptable to the Buyer;

(f) a digital copy of the contents of the Data Rooms as of the date hereof;

(g) a certificate, dated as of the date hereof, of the managing member of the Company (in form and substance reasonably satisfactory to the Buyer), dated as of the Closing Date, certifying as to (i) the incumbency of authorized signatories of the Company executing documents executed and delivered in connection with the transactions contemplated by this Agreement and the other Transaction Documents, (ii) the copies of the Certificate of Formation of the Company and the Limited Liability Company Agreement, each as in effect as of immediately prior to the Closing, with no amendments pending, and (iii) a copy of the resolutions adopted by the Company’s sole manager authorizing and approving the applicable matters contemplated hereunder (including, without limitation, this Agreement and the other Transaction Documents);

(h) a certificate, dated as of the date hereof, of the managing member of the Seller (in form and substance reasonably satisfactory to Buyer), dated as of the Closing Date, certifying as to (i)  the incumbency of the authorized signatories of the Seller executing documents executed and delivered in connection with the transactions contemplated by this Agreement and the other Transaction Documents, (ii)  the copies of the Certificate of Formation of the Company and the Limited Liability Company Agreement, each as in effect as of immediately prior to the Closing, with no amendments pending, and (iii)  a copy of the resolutions adopted by the Seller’s sole manager authorizing and approving the applicable matters contemplated hereunder (including, without limitation, this Agreement and the other Transaction Documents);

(i) copies of any required consents identified on Section 2.6(k) of the Disclosure Schedule, which shall be in full force and effect and in form and substance reasonably acceptable to Buyer;

(j) the Consulting Agreement, executed by Sarah Cox; and

(k) the Employment Agreements, executed by each of the Key Employees.

2.6 Closing Deliveries by Buyer. At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller the following:

(a) a copy of the Second Amended and Restated Limited Liability Company Agreement executed by the Buyer;

(b) the Consulting Agreement, executed by the Company;

(c) the Employment Agreements, executed by the Company; and

(d) executed voting agreements, in the form attached hereto as Exhibit E, from the shareholders holding at least fifty percent (50%) of the issued and outstanding shares of Parent Stock (the “Voting Agreements”).

2.7 Issuance of Equity Consideration and Payments at Closing. At the Closing,

(a) Parent shall issue the Equity Consideration to the Seller;

(b) Buyer shall authorize the Winsten Law Group to release three million nine hundred and ninety nine thousand seven hundred and twenty two thousand and thirteen cents ($3,999,722.13) to Seller; and

(c) the Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds to the account designated in writing by the Seller, two hundred and seventy-seven dollars and eighty-seven cents ($277.87) to Seller.

2.8 Withholding. Notwithstanding anything to the contrary in this Agreement, the Buyer, Parent and any other withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Amounts withheld pursuant to this Section 2.8 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.9 Earnout Payments. In addition to the Cash Purchase Price and Equity Consideration, the Buyer (or the Parent in the case of Section 2.9(b)) shall pay or cause to be paid to the Seller the Cash Earnout Payment and the Equity Earnout Payment (each, an “Earnout Payment”) within ninety (90) days, upon the achievement by the Company of the following events:

(a) The Cash Earnout Payment, upon the Company achieving total combined EBITDA equal to or greater than Twenty Million Dollars ($20,000,000) for the two (2) fiscal years ending December 31, 2022 and 2023 as recorded on the Company’s audited consolidated financial statements.

(b) The Equity Earnout Payment, upon the Company achieving total combined EBITDA equal to or greater than Twenty-Eight Million Dollars ($28,000,000) for the two (2) fiscal years ending December 31, 2022 and 2023 as recorded on the Company’s audited consolidated financial statements.

(c) Subject to exercise of the Membership Interest Call Option pursuant to Section 6.13, the Seller and the Owners understand that the Buyer and its Affiliates will be free to operate the Company as they determine (including with respect to pricing, distribution, continuation or noncontinuation of services and operations) and shall have no obligation to maximize the Earnout Payments. The Seller and the Owners acknowledge and agree that any business plans developed for the Company with respect to the period following the Closing and discussed by the parties prior to the Original Agreement Date (as well as all prior versions of such business plans provided to Seller, the “Business Plans”) are subject to numerous assumptions, subject to numerous contingencies and subject to change in the discretion of the Buyer and its Affiliates. The actual results for the Company following the Closing may differ materially from the results set forth in any Business Plans. The Seller and the Owners expressly acknowledge and agree that the Buyer makes no representations or warranties of any kind or nature, express or implied, at law or in equity, or otherwise, relating to any Business Plans, the future financial results of the Company or the amount of any Earnout Payment, and the Seller and the Owners have not relied on any such representations or warranties in entering into this Agreement.

(d) Any payments made pursuant to this Section 2.9 shall be treated for U.S. federal income Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

(e) Buyer shall have the right to withhold and set off against any portion of any Earnout Payment that would otherwise have been payable to the Seller pursuant to this Section 2.9 for any amounts payable to or claimed by any Buyer Indemnified Person pursuant to Article IX. For the avoidance of doubt, the Buyer may withhold from any payment pursuant to this Section 2.9 the maximum amount of any Losses pending final resolution of any dispute pursuant to Article IX and such withheld amounts shall be retained by the Buyer until a mutual resolution between the Buyer and the Seller or upon a final, non-appealable order issued by a court of competent jurisdiction pertaining to such dispute, at which time the Buyer shall release the withheld portion of the Earnout Payment (if any), less such applicable Losses to the Seller.

(f) For the avoidance of doubt, the Seller acknowledges and agrees that the right to payment of any Earnout Payment, if any, under this Section 2.9 is a contractual right that may not be assigned (by operation of law or otherwise) to any Person other than as permitted herein without the prior written consent of the Buyer and is not a security and shall not give rise to any rights or duties (including fiduciary duties), express or implied, other than those rights expressly set forth herein. The Seller understands that any Earnout Payment under this Agreement is contingent on the performance of the Company following the Closing and there is no guaranteed minimum Earnout Payment hereunder.

2.10 One Year Anniversary Payment. On the one-year anniversary of the Closing Date, the Buyer agrees to pay the Seller the One Year Anniversary Payment, provided, however, that the Buyer may offset against the One Year Anniversary Payment for any amounts payable to or claimed by any Buyer Indemnified Person pursuant to Article IX. For the avoidance of doubt, the Buyer may withhold from any payment pursuant to this Section 2.10 the maximum amount of any Losses pending final resolution of any dispute pursuant to Article IX, and such withheld amounts shall be retained by the Buyer until a mutual resolution between the Buyer and the Seller or upon a final, non-appealable order issued by a court of competent jurisdiction pertaining to such dispute, at which time the Buyer shall release the withheld portion of the One Year Anniversary Payment (if any), less such applicable Losses to the Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Except as set forth in the Disclosure Schedule, the Owners and the Seller jointly and severally represent and warrant to Buyer, as of the Original Agreement Date and as of the Closing, as follows:

3.1 Organization; Good Standing; Limited Liability Power and Qualification. Each member of the Company Group is duly organized, validly existing and in good standing under the Laws of the state of its incorporation and or formation and has all the requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each member of the Company Group is duly qualified to do business and is in good standing in each of the jurisdictions in which the Laws of such jurisdiction, the ownership, operation or leasing of its properties or assets, or the conduct of its business require it to be so qualified, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.2 Organizational Documents. The Company has made available to Buyer true and complete copies of the Organizational Documents of each member of the Company Group as presently in effect. No member of the Company Group is in default under or in violation of any provision of its Organizational Documents.

3.3 Capitalization; Subsidiaries.

(a) The entire authorized, issued, designated or outstanding equity interests of the Company consist solely of the Membership Interests, one hundred percent (100%) of which are directly owned, beneficially and of record, by the Seller as set forth on Section 3.3(a) of the Disclosure Schedule. All of the Membership Interests are validly issued, fully paid and nonassessable. The Membership Interests are not represented by physical certificates and no physical certificates have ever been issued in respect thereof.

(b) None of the Membership Interests are subject to, nor were they issued in violation of, any federal or state securities Law, purchase, profits interest, option, call option, warrant, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not implicate any rights or obligations under the Limited Liability Company Agreement that have not been complied with or waived.

(c) Except as set forth in Section 3.3(c) of the Disclosure Schedule, (i) there are no outstanding securities, options, warrants, profits interests, calls, rights, convertible or exchangeable securities or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell any equity securities or securities convertible into or exchangeable for equity securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, profits interest, call, right or obligation, (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire, directly or indirectly, any securities (or options or warrants to acquire any such securities) of the Company, (iii) the Company is not a party to or bound by any Contract granting any equity, warrant, option, equity appreciation, phantom equity, profit participation or similar right or any participation right in the revenue or profits of the Company and (iv) there are no Contracts with respect to the (A) voting of any equity securities of the Company (including any proxy or director nomination rights) or (B) transfer of, or transfer restrictions on, any equity securities of the Company. There are no declared or accrued but unpaid dividends with respect to any Membership Interests.

(d) Section 3.3(d) of the Disclosure Schedule sets forth (i) a complete and accurate list of all of the direct and indirect Subsidiaries of the Company and (ii) each equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business associate or entity owned directly or indirectly by the Company Group. All of the outstanding equity interests of each Subsidiary are directly owned of record by the Company or another Subsidiary of the Company, free and clear of any Liens, other than Permitted Liens. No Person other than the Company or another Subsidiary of the Company has any ownership or other rights of any kind in or with respect to or based upon any equity interests of the Company’s Subsidiaries. There are no preemptive or other outstanding rights, options, warrants, phantom equity interests, conversion rights, stock appreciation rights, profit participation rights, redemption rights, repurchase rights, rights of first offer, rights of first refusal, Contracts, agreements, arrangements or commitments of any character under which any member of the Company Group is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of equity interests, of any member of the Company Group, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(e) All of the outstanding equity interests of the Option Companies are directly owned of record by the Seller or Owners, free and clear of any Liens, other than Permitted Liens. No Person other than the Seller or Owners has any ownership or other rights of any kind in or with respect to or based upon any equity interests of the Subsidiaries. There are no preemptive or other outstanding rights, options, warrants, phantom equity interests, conversion rights, stock appreciation rights, profit participation rights, redemption rights, repurchase rights, rights of first offer, rights of first refusal, Contracts, agreements, arrangements or commitments of any character under which any Option Company is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of equity interests, of any Option Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(f) At least two (2) Business Days prior to the Closing Date, the Owners, the Seller and the Company completed, or caused their respective Affiliates (as applicable) to complete, the Pre- Closing Reorganization in accordance with the steps set forth on Exhibit A-1 and validly assigned to the Company Group each of the assets set forth on Exhibit A-2.

3.4 Authority; Enforceability.

(a) The Company has the requisite limited liability company power and authority to execute and deliver each Transaction Document to which it is a party and each instrument required to be executed and delivered by it at the Closing thereunder and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Document to which the Company is a party and each instrument required to be executed and delivered by it at the Closing thereunder has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law). The Company has received the consent of the Seller required in connection with the transactions contemplated hereby in accordance with the Limited Liability Company Agreement.

3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 3.5(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and each of the other Transaction Document to which the Company is a party or any instrument required by this Agreement to be executed and delivered by the Company at the Closing hereunder or thereunder do not, and the performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by any of them at the Closing shall not, with or without the passage of time, the giving of notice or both, (i) conflict with, require a consent or notice under or violate the Organizational Documents of the Company, (ii) conflict with, require a consent or notice under or violate any Law or Order applicable to the Company or by which any of its properties, rights or assets is bound or affected, except any such conflict or violation that would not, individually or in the aggregate, reasonably be expected to be material to the Company or (iii) result in any breach or violation of, require a consent or notice under, or constitute a default under, or impair the Company’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of the Company pursuant to, any Material Contract to which the Company is a party or by which the Company or its properties, rights or assets is bound.

(b) Except as set forth on Section 3.5(b) of the Disclosure Schedule, no Governmental Approval of, or Filing with, any Governmental Authority or other Person is required to be obtained or made by any member of the Company Group in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

3.6 Material Contracts.

(a) Section 3.6(a) of the Disclosure Schedule sets forth a true and complete list as of the Original Agreement Date of all Contracts to which any member of the Company Group is a party or is otherwise bound (collectively, the “Material Contracts”), consisting of:

(i) any Contract providing for severance, retention, change in control or other similar payments;

(ii) any Contract for the employment of any individual on a full-time, part- time or consulting or other basis providing annual compensation in excess of $100,000;

(iii) Contracts involving (A) revenues or receipts in excess of $200,000 or (B) expenditures or payables in excess of $200,000, in the aggregate during the six (6) months ended on June 30, 2022;

(iv) Contracts relating to Indebtedness, including each agreement guaranteeing, or providing security for, Indebtedness;

(v) Contracts containing covenants limiting the freedom of the Company to (A) engage, or compete with any Person or in any line of business or in any geographic area or (B) use, develop, distribute, or exploit any Company Intellectual Property (including exclusive license grants thereof to any Person);

(vi) Contracts involving a joint venture, or partnership or similar arrangement;

(vii) leases, subleases, licenses, sublicenses or similar Contracts requiring aggregate annual payments to or from the Company Group in excess of $50,000;

(viii) all leases related to material machinery, equipment, vehicle or other tangible personal property (1) involving payments by any member of the Company Group in excess of $20,000 per annum or $500,000 in the aggregate or (2) where any member of the Company Group is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by any member of the Company Group;

(ix) all Contracts relating to the collection, use, transmission, disclosure, transfer, protection, disposal, retention, processing, storage or hosting of Personal Information by a third party for or on behalf of any member of the Company Group;

(x) all Intellectual Property Licenses, other than licenses for Off-the-Shelf

Software;

(xi) Contracts pursuant to which any member of the Company Group has agreed to settle or compromise any pending or threatened Proceeding;

(xii) Contracts granting any customer a right to “most favored nation” or any other similar preferred pricing terms;

(xiii) all Contracts that contain an exclusivity provision for the benefit of any member of the Company Group;

(xiv) Contracts with a Material Customer or Material Vendor;

(xv) Contracts pursuant to which any member of the Company Group is bound to defend, indemnify, hold harmless, advance attorneys’ fees or expenses to, or exculpate, any other Person;

(xvi) any sales channel, referral, agency, dealer, distributor, sales representative, marketing or other similar Contracts involving payment by any member of the Company Group in excess of $50,000 annually;

(xvii) Contracts with any Governmental Authority (other than customary data exchange agreements or similar agreements);

(xviii) Contracts for capital expenditures or the acquisition of fixed assets in excess of $50,000;

(xix) Contracts not executed in the ordinary course of business (other than the Transaction Documents);

(xx) all Contracts that are otherwise material to any member of the Company Group taken as a whole or contemplate or involve payments in excess of $50,000 per annum or $100,000 in the aggregate; and

(xxi) Contracts to enter into any of the foregoing Contracts.

(b) Copies of all Material Contracts as of the Original Agreement Date have been made available to Buyer by the Company and such copies are true and complete in all material respects. Each Material Contract is in full force and effect, is a valid, legal and binding obligation of the applicable member of the Company Group and each other party thereto, and is enforceable in accordance with its terms against such member of the Company Group and each other party thereto, subject in each case to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law). No member of the Company Group nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default, breach or violation of any Material Contract, nor, to the Knowledge of the Company, has any event occurred that with the lapse of time, or the giving of notice, or both, would constitute a material default, breach or violation under any Material Contract. No member of the Company Group has given to, or received from, any other party to any Material Contract, any written (or, to the Knowledge of the Company, oral) notice regarding any default, breach or violation under any Material Contract.

3.7 Regulatory Matters, Authority.

(a) Each member of the Company Group is, and at all times has been, in compliance in all material respects with all applicable Laws, including the Health Care Laws. No member of the Company Group has (i) received written (or, to the Knowledge of the Company, oral) notice alleging any non-compliance with or violation of any Law, including any Health Care Law, (ii) been investigated (actual, pending or, to the Knowledge of the Company, threatened) by any Governmental Authority with regard to its compliance with or violation of any Law, including any Health Care Law. To the Knowledge of the Company, there are no facts and circumstances which would reasonably be expected to form the basis for any allegation of such non-compliance or violation.

(b) Section 3.7(b) of the Disclosure Schedule contains a list of all Permits owned or held by each member of the Company Group that are material to the business of any member of the Company Group as it is currently conducted (the “Company Permits”). The Company Permits are valid and in full force and effect. Each member of the Company Group complies in all respects with the Company Permits, except for any non-compliance that would not reasonably be expected to be, individually or in the aggregate, material to each member of the Company Group, taken as a whole. No Governmental Authority has commenced, or given written (or, to the Knowledge of the Company, oral) notice to any member of the Company Group that it intends to commence a Proceeding to revoke, cancel, terminate, suspend, restrict or modify any Company Permit, or given written (or, to the Knowledge of the Company, oral) notice that it intends not to renew any Company Permit, or to require any member of the Company Group to alter a practice.

(c) Neither the Company Group nor any of its respective officers, directors, stockholders, managers or employees, or, to the Knowledge of the Company, any of their respective contractors or agents (i) has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any federal health care program, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, (ii) has been or is threatened by or subject to an investigation or Proceeding by any Governmental Authority that could result in such suspension, exclusion, or debarment, or (iii) has been or is assessed or threatened with assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003.

(d) At all times, each member of the Company Group has maintained a compliance program that meets the requirements of applicable Health Care Laws in all material respects and that includes applicable policies, procedures and training (including on billing, HIPAA and other items and Payment Program requirements) for all employees and workforce members, provided at the time of hire and at least annually thereafter. Each member of the Company Group operates in compliance with such compliance program in all material respects.

(e) At all times, (i) all billing, calculations, determinations, reviews, reports, validation practices and services of and by each member of the Company Group, for the Company and for its customers, with respect to all Payment Programs have been conducted in all material respects in compliance with all Health Care Laws and the guidelines of all such Payment Programs and (ii) there has not been, and is not pending or, to the Knowledge of the Company, threatened, any material recoupment or repayment sought, or investigation commenced, by any Payment Program, contractor or customer from or of any member of the Company Group or its customers for work performed by the Company. For the avoidance of doubt, each member of the Company Group does not provide any services through any of its Affiliates.

(f) In the past five (5) years, the Company has complied in all material respects with all reporting requirements applicable to the business of the Company as required by Law. In the past five (5) years, the Company has not received any written notice or charge, which has not been complied with or withdrawn, by a Governmental Authority asserting any material violation of such requirements.

(g) All information, certifications, authorizations, and question responses provided by the Company, any of its directors, managers, officers, or employees in response to, or as part of, any application for COVID-19 relief, aid, benefit, funds, loans, grants, accommodations or similar assistance provided by a Governmental Authority (“COVID-19 Relief Programs”) and all information, certifications, authorizations, and question responses provided in all supporting documents and forms related to such COVID-19 Relief Programs, were true and correct in all material respects when made and were made in accordance with Law; and, to the extent the Company received any aid, benefits, funds, loans, grants, accommodations or similar relief under any COVID-19 Relief Programs, the Company has complied in all material respect with all terms, requirements and conditions of such COVID-19 Relief Programs and all Laws related thereto.

3.8 Financial Statements; Indebtedness; Cash.

(a) Section 3.8(a) of the Disclosure Schedule contains true and complete copies of the (i) unaudited consolidated financial statements of the Company for the fiscal years ended December 31, 2020 and December 31, 2021 (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2022 (the “Balance Sheet Date”) and the related statements of income and cash flows for the twelve (12) months then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with the cash method of accounting, consistently applied throughout the periods covered thereby, and present fairly, in all material respects, the assets, Liabilities and financial position of the Company as of the dates indicated and the results of operations for the periods then ended and are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects), except with respect to the Interim Financial Statements for (i) normal year-end adjustments and (ii) the absence of disclosures normally made in footnotes, none of which would be, individually or in the aggregate, material to the Company Group, taken as a whole.

(b) Except as set forth on Section 3.8(b) of the Disclosure Schedule, no member of the Company Group has any material Liabilities, except for Liabilities (i) reflected or reserved for on the face of the Interim Financial Statements, (ii) that have arisen since the Balance Sheet Date in the ordinary course of the operation of business of the Company (consistent with past practice) and that do not arise from any material breach of Contract or material violation of Law or (iii) that have been incurred pursuant to the transactions contemplated by this Agreement or the other Transaction Documents.

(c) The Company maintains a standard system of accounting established and administered in accordance with the cash method of accounting (subject to the absence of footnotes and normal year-end adjustments, none of which would be, individually or in the aggregate, material to the Company Group, taken as a whole). The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the cash method of accounting and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, in each case, except for any deficiencies that, individually or in the aggregate, are not material.

(d) Section 3.8(d) of the Disclosure Schedule sets forth the Indebtedness of each member of the Company Group as of the date of this Agreement, identifying the principal amount, applicable Contracts, creditor, and collateral with respect to such Contract. Notwithstanding any amounts of Indebtedness reflected in the Financial Statements or otherwise in the Disclosure Schedule, the aggregate amount of Indebtedness of the Company Group as of the date of this Agreement is not in excess of One Million Dollars ($1,000,000).

(e) Cash.

(i) On the Closing Date, the Cash held by the Company shall be Two Hundred Thousand Dollars ($200,000).

(ii) As of the Closing Date, except as set forth on Section 3.8(e)(ii) of the Disclosure Schedule, no member of the Company Group has used any Cash to pay any Seller Expenses, made any distributions, repaid any Indebtedness or made any payments in respect of Taxes.

3.9 Absence of Certain Changes or Events. Except as set forth on Section 3.9 of the Disclosure Schedule, since the Balance Sheet Date, each member of the Company Group has conducted its business in the ordinary course of business (consistent with past practice) and there has not been any:

(a) change, event, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(b) material change in the Company’s methods of accounting or accounting practices (including with respect to revenue recognition);

(c) amendment or modification to the Organizational Documents;

(d) payment of any bonuses, or material increases in salaries or other compensation or benefits, by the Company to any of its managers, officers, employees or independent contractors;

(e) sale, acquisition, assignment, transfer, conveyance or abandonment of any Company Intellectual Property, asset or properties of any member of the Company Group (other than sales of inventory, product or obsolete assets);

(f) damage to or destruction or loss of any material asset or property of any member of the Company Group, whether or not covered by insurance;

(g) incurrence of Indebtedness of any member of the Company Group;

(h) dividend, distribution, sale, redemption, repurchase, recapitalization, reclassification, issuance, split, combination, subdivision or other similar transaction involving the equity securities of the Company or securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, equity securities of any member of the Company Group;

(i) amendment or termination of any existing employee benefit plan or arrangement (other than an amendment required by Law), or adoption of any new employee benefit plan or arrangement;

(j) material capital expenditures or commitments therefor;

(k) adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or merger or consolidation with any other Person or other acquisition of any business or substantial assets of any Person;

(l) failure to pay any Taxes as they became due and payable;

(m) theft, damage, destruction or casualty loss, or Claim therefor, in excess of $100,000 in the aggregate to any asset of the Company Group, whether or not covered by insurance;

(n) making of, alteration of, modification of, change of, termination of or revocation of any material election relating to Taxes, any annual accounting period or any material method of accounting for Tax purposes; agreement to any audit assessment by any Tax authority; entry into any closing agreement, settlement of any Tax claim or assessment; surrendering of any right to claim a refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or filing of any amended Tax Return;

(o) transaction involving any member of the Company Group that was not in the ordinary course of business (other than the transactions contemplated by the Transaction Documents); and

(p) authorization or commitment to do any of the foregoing.

3.10 Absence of Litigation, Claims and Orders. Except as set forth on Section 3.10 of the Disclosure Schedule, there are no, and at all times there have been no, (a) Claims or Proceedings pending or, to the Knowledge of the Company, threatened against any member of the Company Group or the Company Group’s properties, rights or assets, or (b) Orders outstanding to which any member of the Company Group or any of the Company Group’s properties, rights or assets is or are subject. There are no Claims or Proceedings as of the Original Agreement Date pending or, to the Knowledge of the Company, threatened on behalf of or against any member of the Company Group that challenge (i) the validity of this Agreement or any other Transaction Document to which any member of the Company Group is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which any member of the Company Group is a party or in connection with the transactions contemplated hereby and thereby.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a complete list of each (i) “employee benefit plan” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), (ii) stock option, equity compensation or other equity-based plan or arrangement, and (iii) any other compensation or benefit plan, program, policy, Contract, agreement, understanding or arrangement of any kind, whether oral or written, including any pension, tax gross-up, termination, employment agreement or offer letter, consulting, change in control, retention, performance, bonus, deferred compensation, retirement, severance, vacation or holiday pay, sick pay, sick leave, hospitalization or other medical, disability, life accident or other insurance, welfare-benefit, retiree welfare or other benefit, reimbursement, profit-sharing, incentive or fringe-benefit, in each case, that any member of the Company Group sponsors or maintains, or to which any member of the Company Group contributes or is obligated to contribute, or under which any member of the Company Group has any present or future obligations or Liability and that benefits any current or former employee, director, manager, or independent contractor of any member of the Company Group or the dependents or beneficiaries of such employee, director, or independent contractor (each of the foregoing being referred to in this Agreement as an “Employee Plan”). No member of the Company Group has made any plan or commitment, whether legally binding or not, to establish any new Employee Plan or to modify any Employee Plan. Each Employee Plan that is a welfare plan is fully insured. Each member of the Company Group has reserved all rights necessary to amend or terminate each Employee Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) without the consent of any other Person or any liability (other than routine administrative expenses). For the avoidance of doubt, nothing herein is intended to limit the scope or enforceability of any other representations or warranties set forth in this Section 3.11.

(b) Each Employee Plan has been established and maintained, funded, operated and administered in all material respects in compliance with its terms, ERISA, the Code and all other applicable Laws. All contributions and premiums required to have been paid by any member of the Company Group to any Employee Plan or to any current or former employee or service provider under the terms of any Employee Plan or related trust, insurance Contract or funding arrangement, or pursuant to applicable Law have been timely paid. No prohibited transaction (as defined in Section 4975 of the Code and Section 406 of ERISA) has occurred with respect to an Employee Plan for which no exemption exists under Section 408 of ERISA and Section 4975 of the Code and which could subject any member of the Company Group or any of its employees, directors, officers or agents to a Tax or Liability. All employees that are eligible to participate in each Employee Plan under the terms of such Employee Plan and all applicable Laws have been permitted to participate in such Employee Plan.

(c) Neither the members of the Company Group nor any other Person that could be considered a single employer with a Company or is under common control with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder (each such Person, an “ERISA Affiliate”) sponsors, maintains, contributes, is required to contribute or has any Liability with respect to or has within the past six (6) years sponsored, maintained, contributed to, or had any Liability with respect to or could reasonably be expected to have any Liability with respect to any (i) “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (ii) “single employer pension plan” as defined in Section 4001(a)(15) of ERISA, (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iv) “multiple employer plan” subject to Section 413(c) of the Code or (v) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code). Neither the members of the Company Group nor any ERISA Affiliate has any current or contingent Liability or obligation with respect to any plan that is or was within the past six (6) years subject to Title IV of ERISA or Sections 412 or 430 of the Code.

(d) Each Employee Plan that is intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, has received a currently effective favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, nothing has occurred that could result in the loss of such qualification.

(e) There is no pending or, to the Knowledge of the Company, threatened Claim relating to any Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by such Employee Plan and there are no facts that could form the basis for such Claim. No Employee Plan is, or within the last six (6) years has been, the subject of an examination or audit by a Governmental Authority or the subject of an application or Filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f) Except as set forth on Section 3.11(f) of the Disclosure Schedule, and as required under Section 601 et seq. of ERISA or similar legal requirement, no Employee Plan provides health, medical, life, disability, retiree, post-termination or other welfare benefits to any current or former employees or their beneficiaries following termination of employment. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(g) Each member of the Company Group has provided to Buyer or to Buyer’s counsel true and complete copies of the following documents relating to the Employee Plans: (i) if the Employee Plan has been reduced to writing, a current copy of the plan documents together with all amendments thereto; (ii) if the plan has not been reduced to writing, a written summary of all material plan terms; (iii) if applicable, any trust agreements, custodial agreements, insurance policies or Contracts, administrative agreements and similar agreements, and investment management or investment advisory agreements currently in effect; (iv) any current summary plan description and any summaries of material modifications thereto, employee handbooks or similar employee communications; (v) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination, advisory or opinion letter from the Internal Revenue Service and any related correspondence, and any pending request for determination with respect to the plan’s qualification; (vi) the three (3) most recently filed Form 5500s for each Employee Plan for which a Form 5500 is required to be filed and (vii) any notices, letters or other material correspondence from the Internal Revenue Service or the U.S. Department of Labor relating to an Employee Plan within the past three (3) years, and (viii) the nondiscrimination and top heavy tests for the past three (3) years.

(h) Each Employee Plan that is or has ever been a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance in all respects with Section 409A of the Code and any proposed and final guidance promulgated under Section 409A of the Code.

(i) Except as set forth on Section 3.11(i) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former director, manager, officer, employee or other service provider of any member of the Company Group to severance pay, unemployment compensation, termination pay, or any other payment or benefit from any member of the Company Group, (ii) result in any payment or benefit becoming due to any such current or former director, manager, officer, employee or other service provider, (iii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due to any such current or former director, manager, officer, employee or other service provider, (iv) result in any breach or violation of, or default under, or limit any member of the Company Group’s right to amend, modify or terminate, any Employee Plan, or (v) limit or restrict the right of Buyer to merge, amend or terminate any Employee Plan on or after the Original Agreement Date.

(j) No amount, economic benefit, payment or entitlement that could be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the Original Agreement Date) by any person who could be a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to any member of the Company Group or could constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or trigger the excise tax under Section 4999 of the Code. No member of the Company Group has no indemnity or gross-up obligations for any Taxes (including under Section 4999 or Section 409A of the Code).

3.12 Labor Relations.

(a) No member of the Company Group is a party to, or bound by or otherwise subject to, nor has it ever been a party to or had any obligation under any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization or other employee representative body (each, a “Labor Union”), and no such Contract is being negotiated by any member of the Company Group. No employee of the Company Group is represented by a Labor Union. At all times, no member of the Company Group has been subject to, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, picketing, or other material labor activity or dispute. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of any member of the Company Group, and there have been no such efforts at all times. At all times, no petition or demand for recognition of a bargaining representative has been made or filed, or to the Knowledge of the Company, threatened to be made or filed, with any labor relations board or other Governmental Authority, by or on behalf of any Labor Union involving employees of any member of the Company Group any member of the Company Group. No member of the Company Group has engaged in any unfair labor practice.

(b) Except as set forth on Section 3.12(b) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened Claims or Proceedings, charges or complaints against any member of the Company Group before any Governmental Authority regarding employment discrimination, safety or other employment-related charges or complaints, unfair labor practice complaint or grievance, wage and hour claims, unemployment compensation claims, workers’ compensation claims or any other claims brought by any current or former job applicant of any member of the Company Group or arising from or relating to the employment of any of the employees of any member of the Company Group or relationship of any member of the Company Group with any independent contractor. Each member of the Company Group has complied in all material respects with all applicable Laws relating to the employment of labor and employment practices including provisions thereof relating to wages, hours, the WARN Act, immigration, benefits, privacy, harassment, sexual harassment, worker classification, labor relations, wrongful discharge, civil rights, equal opportunity, employment discrimination, disability rights, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance, collective bargaining and the collection and payment of social security and other Taxes. No member of the Company Group is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Each Person who has been classified by any member of the Company Group as an independent contractor has been properly so classified under all applicable Laws. Each member of the Company Group has properly classified all Persons under the Fair Labor Standards Act. Each member of the Company Group has not incurred, nor does it reasonably expect to incur, any Liability under WARN.

(c) Section 3.12(c)(i) of the Disclosure Schedule, contains a list of all employees of the Company Group as of the Original Agreement Date and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation and/or commission rate; (v) most recent annual bonus or other incentive-based compensation; (vi) a description of any material fringe benefits provided to each such individual; (vii) overtime exemption status; (viii) if such employee is on a leave of absence, the reason for absence and expected date of return to work; (ix) immigration or visa status; (x) location; and (xi) accrued unused paid time off. Section 3.12(c)(ii) of the Disclosure Schedule contains a list of all independent contractors (other than those employed by a third party staffing agency and/or professional employment agency) currently performing services or under Contract to perform future services for any member of the Company Group and for each: (i) the start date, (ii) a general description of the type of services to be provided, and (iii) hourly or per diem rate or other form of pay of such contractor. To the Knowledge of the Company, no employee has given notice of termination of employment or otherwise disclosed plans to terminate employment with any member of the Company Group within the twelve (12) month period following the Original Agreement Date and the Company does not have any plans to terminate the employment of any employee. No executive or key employee of any member of the Company Group is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(d) There have not been (i) any allegations or formal or informal complaints made to or filed with any member of the Company Group related to sexual harassment or sexual misconduct that have been reported to the leadership of any member of the Company Group; (ii) any other claims initiated, filed or, to Knowledge of the Company, threatened, against the Company related to sexual harassment or sexual misconduct; or (iii) to the Knowledge of the Company, any other allegations, formal or informal complaints or any other claims initiated, filed or threatened against any Person other than the Company related to sexual harassment or sexual misconduct, in each case by or against any current or former director, officer or management employee of any member of the Company Group.

3.13 Assets; Real Property.

(a) No member of the Company Group owns, nor has it ever owned, any real property.

(b) Section 3.13(b) of the Disclosure Schedule lists (i) all real property with respect to each member of the Company Group currently holds or plans to hold a leasehold interest or otherwise has a license to use (the “Leased Real Property”), including for each such Leased Real Property, the common name and physical address and a listing of the applicable lease agreements for such Leased Real Property, together with all amendments thereto and guarantees thereof and (ii) each agreement under which each member of the Company Group leases or otherwise has the right to use any Leased Real Property (each, a “Lease”). Except as set forth on Section 3.13(b) of the Disclosure Schedule, no member of the Company Group has entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Leased Real Property by any Person. Except as set forth in Section 3.13(b) of the Disclosure Schedule, no member of the Company Group has agreed to (A) purchase or lease, nor is each member of the Company Group obligated to purchase or lease, any real property or (B) dispose of any interest in any of the Leased Real Property or any Lease. True and complete copies of the Leases have been made available by each member of the Company Group to Buyer. Except as set forth in Section 3.13(b) of the Disclosure Schedule, (i) each Lease is in full force and effect and each member of the Company Group has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property and (ii) there are no existing defaults or conditions, matters or events that, with or without the passage of time, the giving of notice or both, would constitute an event of default by any member of the Company Group, nor to the Knowledge of the Company does there exist any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by any other party to the Leases.

(c) Except as set forth on Section 3.13(c) of the Disclosure Schedule, (i) each member of the Company Group owns and has good title to, or holds pursuant to valid and enforceable leases or licenses to use, all of the personal property or assets (whether tangible or intangible) shown to be owned, licensed or leased by it on the Interim Financial Statements, free and clear of all Liens, and except for assets disposed of in the ordinary course of business consistent with past practices, (ii) such personal property and assets are necessary and sufficient in all material respects to carry on the businesses of the Company Group as presently conducted, (iii) there are no outstanding rights of first refusal, rights of first title, rights of reverter, purchase options or other similar rights or options relating to any such personal property and/or assets and (iv) in respect of material equipment and other assets, maintenance of such material equipment or other asset has not been deferred at any time within the last twelve (12) months, in each case, relative to the ordinary course practices of the Company Group during the twelve (12)-month period ending as of the Original Agreement Date. Without limiting the generality of the foregoing, immediately prior to the Closing, each member of the Company Group will own or hold a valid leasehold interest in, or a valid lease (including the Leases) or license to use, all such material assets and properties (whether real, personal, tangible or intangible) necessary and sufficient for the conduct of the business of the Company Group as presently conducted, and such assets and properties, taken as a whole, are in good operating condition and in a state of good maintenance and repair (subject to normal wear and tear), and are suitable and adequate for the purposes for which such properties and assets are presently used. The assets shown on the Interim Financial Statements constitute all of the business, assets, properties, contractual rights, going concern value, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible that are used or held for used in the business of the Company Group (now and as contemplated in the future) and are sufficient for the conduct of the business of the Company Group (now and as contemplated in the future) immediately following the Closing in substantially the same manner as currently conducted or contemplated in the future and the Owners and the Seller shall sell, transfer, assign and convey to Buyer all such assets, properties, contractual rights, going concern value, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible related to the business of the Company Group at the Closing. Neither the Seller nor any member of the Company Group has transferred any assets or contractual right outside of the Company Group that is used or useful to the business of the Company Group.

3.14 Taxes. Except as set forth on Section 3.14 of the Disclosure Schedule:

(a) Each member of the Company Group has timely filed (after giving effect to applicable extensions) with the appropriate Governmental Authority all income and other material Tax Returns required to be filed by or with respect to it. All such Tax Returns were true, correct and complete in all material respects.

(b) All Taxes owed by each member of the Company Group (whether or not shown on any Tax Return) have been timely paid in full. The unpaid Taxes of any member of the Company Group (i) as of the Balance Sheet Date, did not exceed the reserves for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Financial Statements (and not in related notes and schedules), and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filings its Tax Returns.

(c) Each member of the Company Group has timely and properly withheld all Taxes from payments to employees, agents, contractors, nonresidents, or other third parties required by applicable Law to be withheld by any such Person and remitted such amounts to the appropriate Governmental Authority. Each member of the Company Group has timely made all Tax payments required to be made by it with respect to its direct or indirect members, including state and local nonresident withholding and Tax payments with respect to any Owner, the Seller or other equityholder. Each member of the Company Group has properly collected all Taxes (including, without limitation, sales Taxes) required to be collected by it and has remitted such collected amounts to the appropriate Governmental Authority in accordance with applicable procedures and all Tax Returns required with respect thereto have been properly completed and timely filed.

(d) No claim has ever been made by a Governmental Authority in a jurisdiction where any member of the Company Group has not filed Tax Returns that any member of the Company Group is or may be subject to taxation by that jurisdiction.

(e) There are no outstanding liens for Taxes (other than Taxes not yet due and payable) upon any assets of any member of the Company Group.

(f) No member of the Company Group has received any written notice of reassessment, deficiency, claim, adjustment or proposed adjustment or any other written notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn, and there are no pending audits, examinations, or administrative or judicial Proceedings regarding any Taxes or Tax Returns of any member of the Company Group.

(g) Since December 31, 2021, no member of the Company Group has made, changed or revoked any material Tax election; elected or changed any method of accounting for Tax purposes or Tax accounting period; amended any Tax Return; filed any Tax Return in a manner inconsistent with past practice (unless otherwise required by applicable Law); surrendered any right to, or filed any claim for, a material Tax refund; settled any action in respect of Taxes, entered into any contractual obligation in respect of Taxes with any Governmental Authority or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any member of the Company Group.

(h) There are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any member of the Company Group (other than pursuant to an automatic extension of time to file).

(i) No member of the Company Group has been a member of an affiliated, consolidated, unitary or similar group for U.S. federal or applicable state, local or non-U.S. income Tax purposes. No member of the Company Group is a party to any agreement relating to Tax sharing, Tax indemnification, or Tax allocation. No member of the Company Group has Liability for the Taxes of any Person by operation of Law (including, but not limited to, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law)), as a transferee or successor, by Contract or otherwise.

(j) No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of applicable Law) or any “tax shelter” within the meaning of Section 6662 of the Code (or any similar provision of applicable Law).

(k) No member of the Company Group will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any change in or improper use of any method of accounting for a Tax period ending on or prior to the Closing Date, including any adjustments pursuant to Code Section 481(a) or any other similar or analogous provision of applicable Law, (v) any prepaid amount received on or prior to the Closing Date, (vi) deferral of income under Code Section 451(b) or (c), or (vii) any election under Section 965 or Section 1400Z-2. No member of the Company Group uses the cash method of accounting for U.S. federal income Tax purposes.

(l) No member of the Company Group has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(m) Within the past three (3) years, no member of the Company Group has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n) No assets of any member of the Company Group are potentially subject to the rules of Section 197(f)(9) of the Code.

(o) The Company is, and has been since its date of formation, properly classified for U.S. federal and applicable state income tax purposes as a disregarded entity described in Treasury Regulations Section 301.7701-3(b)(1)(ii). Section 3.14(o) of the Disclosure Schedules sets forth the U.S. federal income Tax classification of each member of the Company Group since its date of formation, including all elections made under Treasury Regulation Section 301.7701-3 for such entity to be classified other than under the default classification and the effective date of any such election. Each member of the Company Group other than the Company is, and has been since its date of formation, properly classified for U.S. federal and applicable state income tax purposes as a disregarded entity described in Treasury Regulations Section 301.7701-3(b)(1)(ii). No member of the Company Group is a “qualified subchapter S subsidiary” (as defined in Section 1361(b)(3)(B) of the Code) or has a corresponding status for state or local income tax purposes. The Company has never owned an interest in any entity or arrangement properly treated as a partnership for U.S. federal income Tax purposes. The Company has not within the last two (2) years issued any interests that were purported or intended to qualify for U.S. federal income Tax purposes as “profits interests” (as described in IRS Revenue Procedures 93-27 and 2001-43).

(p) No member of the Company Group has deferred any employment or payroll Taxes under the CARES Act, IRS Notice 2020-65 or any Executive Memorandum of the President of the United States.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Disclosure Schedule contains a true and complete list of all (i) Intellectual Property owned by, or exclusively licensed to, any member of the Company Group that is registered or applied for before any Governmental Authority or domain name registrar (“Registered Intellectual Property”), (ii) unregistered trademarks, service marks, trade dress and copyrights owned by, or exclusively licensed to, any member of the Company Group that are material to the business of the Company Group and (iii) Software, Systems, tools, applications, data and databases owned by, or exclusively licensed to, any member of the Company Group that are material to the business of the Company Group (clauses (i) through (iii), collectively, “Scheduled Intellectual Property”). Each member of the Company Group is the exclusive owner or the exclusive licensee of all rights, title and interests in, to and under the Scheduled Intellectual Property, free and clear of all Liens. In addition to the Scheduled Intellectual Property, each member of the Company Group owns and possesses good title to, or has a valid license or right to use, all Intellectual Property used by such Company Group or necessary for the operation of the business of each member of the Company Group as currently conducted (the “Company Intellectual Property”). Each item of Registered Intellectual Property is valid, subsisting and enforceable, and all necessary documents and certifications in connection with the Registered Intellectual Property have been filed with, and all relevant fees have been paid to, the relevant patent, copyright, trademark or other authorities, as the case may be, for the purposes of perfecting, prosecuting and maintaining the Registered Intellectual Property.

(b) To the Knowledge of the Company, except as set forth on Section 3.15(b) of the Disclosure Schedule, no third Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property that is owned by, or exclusively licensed to, any member of the Company Group. No Intellectual Property misappropriation or infringement lawsuit, action, Proceeding or claim has been brought or threatened by any member of the Company Group against any other Person.

(c) Except as set forth on Section 3.15(c) of the Disclosure Schedule, none of the Registered Intellectual Property (i) has lapsed, expired or been abandoned or (ii) is the subject of any opposition, interference, cancellation, invalidity, interference, re-examination or other Proceeding (other than routine office actions) before any Governmental Authority.

(d) No member of the Company Group has assigned, licensed, sublicensed or otherwise transferred any right under any Company Intellectual Property to any third Person other than non-exclusive rights granted to customers of any member of the Company Group in the ordinary course of business pursuant to any member of the Company Group’s standard form customer agreement. Each member of the Company Group and any Company Intellectual Property that is owned by, or exclusively licensed to, any member of the Company Group is not subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to, in any way, use, assert, enforce, or otherwise exploit any Company Intellectual Property anywhere in the world other than confidentiality requirements entered into in the ordinary course of business. Except as set forth in Section 3.15(d) of the Disclosure Schedule, no member of the Company Group is a party to any Contract that requires it to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation of any Intellectual Property.

(e) The conduct of the business of each member of the Company Group has not and does not infringe, misappropriate or violate the Intellectual Property rights of any third Person, and each member of the Company Group has not engaged in unfair competition with respect to the Intellectual Property of any third Person. To the Knowledge of the Company, there has been no charge, complaint, Claim, demand, notice or threat made to any member of the Company Group (i) alleging any interference, infringement, misappropriation or violation of the Intellectual Property rights of any third Person by any member of the Company Group or in connection with the conduct of any member of the Company Group’s business (including any claim that such Company Group must license or refrain from using any Intellectual Property rights of any third Person) or (ii) concerning any member of the Company Group’s use or ownership of any Company Intellectual Property or challenging or questioning the validity or enforceability of any Company Intellectual Property, and to the Knowledge of the Company, there are no facts or circumstances that would form that basis for any such complaint, Claim, demand, notice or threat.

(f) Each member of the Company Group has taken reasonable steps to prevent the unauthorized disclosure or use of its trade secrets and Confidential Information, and has required any employee or third Person with access to any member of the Company Group’s trade secrets or Confidential Information to execute enforceable Contracts requiring them to maintain the confidentiality of such trade secrets and Confidential Information. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any Confidential Information or trade secrets of any member of the Company Group. All current and former employees and contractors of any member of the Company Group who contributed to the creation of any Company Intellectual Property have executed enforceable Contracts that assign to any member of the Company Group all of such Person’s respective rights, title and interests in, to and under such Company Intellectual Property and no current or former employee or contractor of any member of the Company Group holds or retains any right, title or interest in or to any Company Intellectual Property.

(g) No Software that is a Company Group product or service contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data or file without the user’s consent. No member of the Company Group has a duty or obligation (whether present, contingent or otherwise) to deliver, license, or make available the source code for any Company Software (including as may be required under any applicable Open Source Software license) to any escrow agent or other Person, nor has any member of the Company Group ever divulged or delivered any such source code to any escrow agent or other Person.

(h) The Systems that are used or relied on by each member of the Company Group are adequate for the operation of each member of the Company Group’s business as currently conducted, are sufficient for the current needs of such business and each member of the Company Group has purchased a sufficient number of license seats for all licensed Software currently used by each member of the Company Group. With respect to the Systems, (i) there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption, (ii) each member of the Company Group has implemented or is in the process of implementing (or, in the exercise of reasonable business judgment, has determined that implementation is not yet in the best interest of the Company) in a timely manner all security patches or security upgrades that are generally available for the Systems and (iii) each member of the Company Group has taken reasonable steps and implemented reasonable procedures to ensure that such Systems used in connection with the operation of such Company Group’s business are free from contaminants, including the use of commercially available antivirus Software with the intention of protecting the Systems from becoming infected by viruses and other harmful code.

3.16 Privacy.

(a) Each member of the Company Group has complied at all times, and the conduct of the business of each member of the Company Group will comply at all times, with all applicable Privacy and Data Security Requirements. None of the representations or disclosures made or contained in any Privacy Policy are or have been inaccurate, misleading or deceptive or in violation of any applicable Privacy and Data Security Requirements. No member of the Company Group has received any complaint, inquiry or request for information or documents, and no Claim is pending or threatened against any member of the Company Group alleging that the Processing of Personal Information by any member of the Company Group violates any applicable Privacy and Data Security Requirements.

(b)   Neither the (i) the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement, nor (ii) the consummation of any of the transactions contemplated by this Agreement or any such other agreement will result in violation of any applicable Privacy and Data Security Requirements or any Privacy Policy. Each member of the Company Group has at all times implemented and maintained in place reasonable and appropriate physical, technical and administrative security programs, policies, procedures and such other measures required by applicable Privacy and Data Security Requirements, to protect Personal Information that the Company Processes in connection with the operation of each member of the Company Group’s business from destruction, loss, alteration, damage, unauthorized access or disclosure or illegal or unauthorized Processing (“Security Policies”). No breach or violation of any such Security Policies or any Privacy Policy has occurred or is threatened. There has not been any destruction, loss, alteration, damage, unauthorized access or disclosure or illegal or unauthorized Processing of any Personal Information.

(c)   Each member of the Company Group has at all times established legal basis, made all required disclosures to, and obtained all consents from, users, customers, employees, contractors, governmental bodies and other applicable third parties required by all applicable Privacy and Data Security Requirements and as necessary for each member of the Company Group’s Processing of Personal Information in connection with the conduct of its business as it has been conducted and currently planned to be conducted, and has filed any and all required registrations with the applicable data protection authority. The Systems that are material to the conduct of the business have commercially reasonable security, back-ups and disaster recovery arrangements in place that comply with the applicable Privacy and Data Security Requirements. The Systems have never suffered any material failure and each member of the Company Group has undertaken and implemented measures to prevent any material failures.

(d)   Each member of the Company Group has obtained written agreements from all subcontractors and third-party vendors to whom the Company has provided or disclosed Personal Information that (1) satisfy the requirements of the Privacy and Data Security Requirements, and (2) bind the subcontractor and third-party vendors to at least the same restrictions and conditions that apply to each member of the Company Group with respect to such Personal Information.

(e) Each member of the Company Group has taken commercially reasonable steps to limit access to Personal Information to: (i) the Company Group personnel and to subcontractors and third- party vendors providing services to or on behalf of the Company Group, in each case to those who have a need to know such Personal Information in the execution of their duties to the Company; and (ii) such other Persons permitted to access such Personal Information in accordance with the Privacy Policies, and contractual obligations to which the Company Group is bound.

(f) Each member of the Company Group has current and valid Business Associate Agreements with each (i) Covered Entity for whom the Company provides functions or activities that render the Company a Business Associate (as such terms are defined in HIPAA), and (ii) Subcontractor of the Company that is a Business Associate (as such terms are defined in HIPAA). No member of the Company Group has breached any Business Associate Agreements in effect between the Company and its customers that are Covered Entities (as defined by HIPAA) or Business Associates, or other data privacy or data security contractual obligations. To the Knowledge of the Company, no Covered Entity, Business Associate or subcontractor has breached any Business Associate Agreement or other data privacy or security contractual provision. No member of the Company Group has received any written communication regarding, and has not experienced any (i) Breach of Unsecured Protected Health Information (as those terms are defined in HIPAA), or (ii) Security Incident (as defined by HIPAA). No member of the Company Group is aware of and has not identified any potential Breaches of Unsecured Protected Health Information or Security Incidents that have the potential to impact the privacy, security and/or confidentiality of Personal Information.

(g) Recipients of any communications initiated by each member of the Company Group have consented to receive such communications and each member of the Company Group has at all times complied with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state anti-spam laws, and all other Laws governing marketing, promotion and transmission of unsolicited communications.

(h) No member of the Company Group stores, receives, or processes payment card information in any manner subject to the requirements of the Payment Card Industry Data Security Standard. No member of the Company Group Processes Personal Information in any manner subject to the GDPR as neither a controller nor a processor (as such terms are defined in the GDPR). No member of the Company Group is subject to the CCPA.

3.17 Environmental Matters. Except as set forth in Section 3.17 of the Disclosure Schedule:

(a) Each member of the Company Group is conducting and has conducted the business of the Company in full compliance with all Environmental Laws and is not and has not been in violation of or has Liability arising under Environmental Law, and there are no facts or circumstances that would reasonably be expected to give rise to a finding of such a violation or Liability;

(b) In conducting the business of the Company, neither Seller nor any member of the Company Group has disposed of, treated, transferred, stored (except in de minimis quantities), used (except in de minimis quantities), Released, or transported any Regulated Substances;

(c) Neither Seller nor any member of the Company Group has received any actual or threatened written or oral notices, orders, demand letters, or requests for information, arising out of, in connection with, or resulting from any actual or alleged violation or Liability under Environmental Law;

(d) there is no investigation, action, Proceeding, or claim pending, or threatened against any member of the Company Group that could reasonably be expected to result in any Liability under any applicable Environmental Law;

(e) No member of the Company Group is required to apply for, obtain, maintain, or hold any Environmental Permit to conduct the business of the Company;

(f) No member of the Company Group has assumed, undertaken or provided an indemnity with respect to, or taken any legally binding action with respect to, nor have they otherwise become subject to, any Liability arising under or out of Environmental Laws;

(g) Sellers have made available to Buyer copies of all environmental documents, correspondence, assessments, audits (including compliance audits), evaluations, studies, reports, pleadings, Environmental Permits, and data relating to environmental matters, Environmental Law, or Regulated Substances relating to the business of the Company and/or any member of the Company Group.

3.18 Insurance.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list of all insurance policies covering the assets, business, equipment, properties, operations, employees, consultants, officers and directors of each member of the Company Group (collectively, the “Policies”). Each member of the Company Group has made available to Buyer complete and accurate copies of all of the Policies. Except as set forth on Section 3.18(a) of the Disclosure Schedule, (i) there is no claim by any member of the Company Group currently pending, and no member of the Company Group has not made a claim, under any Policy as to which coverage has been questioned, denied or disputed by the insurers of such Policy and (ii) no insurer has threatened to cancel any Policy. All Policies are in full force and effect, all premiums covering all periods up to and including the Closing Date under all Policies have been paid or will have been paid as of the Closing, and each member of the Company Group is otherwise in compliance in all material respects with the terms of the Policies. No notice of cancellation or termination has been received by any member of the Company Group with respect to any Policy and, to the Knowledge of the Company, (1) no member of the Company Group has done or omitted to do anything that might render any Policy void or unenforceable or otherwise limit, prejudice or reduce recovery under any Policy and (2) no other circumstance exists that might render any Policy void or unenforceable or otherwise limit, prejudice or reduce recovery under any Policy. No member of the Company Group has any self-insurance or co-insurance programs.

(b) Prior to the date hereof, the Company Group has purchased a directors’ and officers’ liability and employment practices liability insurance policy covering the Company Group (a “D&O Policy”), and such D&O is in full force and effect.

3.19 Brokers. Except for Sasa Milosevic, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of any member of the Company Group or any of its Affiliates for which Buyer or each member of the Company Group may become liable.

3.20 Affiliated Transactions. Except as set forth on Section 3.20 of the Disclosure Schedule, no officer, manager, equityholder or other Affiliate of any member of the Company Group or any individual in such officer’s, manager’s or equityholder’s immediate family is a party to any agreement or transaction with any member of the Company Group (other than Employee Plans) or (i) has any interest in any property, asset or property right, in each case, tangible or intangible, which is used by any member of the Company Group or (ii) possesses, directly or indirectly, any financial interest in, or is a manager, director, officer or employee of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of any member of the Company Group. Ownership of two percent (2%) or less of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 3.20.

3.21 Customers and Vendors.

(a) Section 3.21(a) of the Disclosure Schedule sets forth a true, correct and complete list of the twenty (20) largest customers (the “Material Customers”) of the Company Group (measured by revenue), the ten (10) largest vendors (the “Material Vendors”) of the Company Group (measured by aggregate spend) in each case, for the twelve (12) months ended December 31, 2021 and the twelve (12) months ended December 31, 2022.

(b) Except as set forth on Section 3.21(b) of the Disclosure Schedule, no member of the Company Group has received any written (or, to the Knowledge of the Company, oral) notice that any Material Customer, Material Vendor or material broker plans to terminate its relationship, materially decrease the amount of business done or materially change the terms of business done with any member of the Company Group.

(c) Except as set forth on Section 3.21(c) of the Disclosure Schedule, no member of the Company Group has been involved in any dispute with any Material Customer, Material Vendor or Material Broker that would have the effect of materially and adversely affecting the commercial relationship between the Company Group, on the one hand, and the Material Customer, Material Vendor or Material Broker, as applicable, on the other hand.

3.22 Accounts Receivable and Accounts Payable. Except as set forth on Section 3.22 of the Disclosure Schedule, all accounts receivable of each member of the Company Group (i) are valid, genuine, enforceable and existing, (ii) are not subject to any material defenses, setoffs or counterclaims, except as may be reflected on the Interim Financial Statements, (iii) are current (not more than ninety (90) days past due) and (iv) have been collected in the in the ordinary course of business and in a manner, which is consistent with past practices and the collection thereof has not been accelerated. Except as set forth on Section 3.22 of the Disclosure Schedule, all accounts payable of each member of the Company Group (A) are valid, genuine, enforceable and existing, (B) have not been outstanding for more than three (3) months, except for amounts payable that are being contested in good faith and (C) have been paid in the ordinary course of business and in a manner, which is consistent with past practices and the payment thereof has not been accelerated.

3.23 Books and Records. Each member of the Company Group has made available to Buyer true and complete copies of the books and the minutes books of such member of the Company Group, which contain materially complete records of actions taken at all meetings and by written consents in lieu of meetings of each member of Company Group’s governing authority and equityholders.

3.24 Banks. Section 3.24 of the Disclosure Schedule sets forth a correct and complete list as of the Original Agreement Date of the bank accounts maintained by or for the benefit of any member of the Company Group, including the banking institution of such bank account, the account number and the names of the Persons having signature authority with respect thereto. Except as set forth on Section 3.24 of the Disclosure Schedules, no Person holds a power of attorney to act on behalf of any members of the Company Group.

3.25 Full Disclosure. No representation or warranty by the Owners and the Seller in this Agreement and no statement contained in the Disclosure Schedule or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE OWNERS AND THE SELLER

Except as set forth in the Disclosure Schedule, each of the Owners and the Seller jointly and severally represent and warrant to Buyer, as of the Original Agreement Date and as of the Closing, as follows:

4.1 Authority; Enforceability.

(a) The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all the requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Seller has made available to the Buyer true and complete copies of its Organizational Documents as presently in effect. The Seller is not in default under or in violation of any provision of its Organizational Documents.

(b) Each of the Owners and the Seller has the requisite capacity, power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it prior to or at the Closing hereunder or thereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Owners and the Seller of this Agreement, each other Transaction Document to which such Owner or the Seller is a party has been duly and validly executed and delivered by such Owner or the Seller and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of such Owner or the Seller, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

(c) Bryan Cox is the trustee of the Trust.

4.2 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 4.2(a) of the Disclosure Schedule, the execution and delivery by the Owners or the Seller of this Agreement, the other Transaction Documents to which such Person is a party or any instrument required by this Agreement to be executed and delivered by such Owner or the Seller at the Closing hereunder or thereunder do not, and the performance of this Agreement, the other Transaction Documents to which such Owner or the Seller is a party and any instrument required by this Agreement to be executed and delivered by such Owner or the Seller at the Closing hereunder or thereunder shall not, with or without the passage of time, the giving of notice or both, (i) conflict with, require a consent or notice under or violate the Organizational Documents of the Seller, (ii) conflict with, require a consent or notice under or violate any Law or Order applicable to the Owners or the Seller or by which any of its properties, rights or assets is bound or affected, or (iii) result in any breach or violation of, require a consent or notice under, or constitute a default under, or impair such Owner’s or the Seller’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of such Owner or the Seller pursuant to, any material Contract to which such Owner or the Seller is a party or by which such Owner or the Seller or its properties, rights or assets is bound.

(b) Except as set forth on Section 4.2(b)of the Disclosure Schedule, the Owners and the Seller represents and warrants that no Governmental Approval of, or Filing to, any Governmental Authority or other Person is required to be obtained or made by the Owners or the Seller in connection with the execution, delivery and performance by such Owner or the Seller of this Agreement or the other Transaction Documents to which such Owner or the Seller is a party or the consummation of the transactions contemplated hereby or thereby.

4.3 Absence of Litigation, Claims and Orders. There are no Claims or Proceedings pending or threatened on behalf of or against the Owners or the Seller that challenge (i) the validity of this Agreement or any other Transaction Document to which such Owner or the Seller is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which such Owner or the Seller is a party or in connection with the transactions contemplated hereby and thereby.

4.4 Accredited Investor Status. The Seller represents and warrants to the Buyer as of the Original Agreement Date:

(a) Investment Purpose. The Seller is acquiring the Equity Consideration as principal for its own account and not with a view to or for distributing or reselling such Equity Consideration or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Equity Consideration in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Equity Consideration in violation of the Securities Act or any applicable state securities law.

(b) Accredited Investor Status. The Seller is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

(c) Reliance on Exemptions. The Seller understands that the Equity Consideration is being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Buyer is relying in part upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Equity Consideration.

(d) Information. The Seller understands that its investment in the Equity Consideration involves a high degree of risk. The Seller (i) is able to bear the economic risk of an investment in the Equity Consideration including a total loss thereof, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Equity Consideration and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Buyer concerning the financial condition and business of the Buyer and others matters related to an investment in the Equity Consideration. The Seller has sought such accounting, legal and tax advice from its own independent advisors as it has considered necessary to make an informed investment decision with respect to its acquisition of the Equity Consideration.

(e) No Governmental Review. The Seller understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Equity Consideration or the fairness or suitability of an investment in the Equity Consideration nor have such authorities passed upon or endorsed the merits of the offering of the Equity Consideration.

(f) Transfer or Sale. The Seller understands that (i) the Equity Consideration may not be offered for sale, sold, assigned or transferred unless (A) registered pursuant to the Securities Act or (B) an exemption exists permitting such Equity Consideration to be sold, assigned or transferred without such registration; (ii) any sale of the Equity Consideration made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Equity Consideration under circumstances in which the Seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder. The Seller understands that the certificates or electronic records of the transfer agent of the Parent will bear a legend making reference to the foregoing restrictions on transfer.

4.5 Title. As of immediately prior to the Closing, the Trust owns of record and beneficially and has good and valid title to all of the issued and outstanding equity interests of the Seller. As of immediately prior to the Closing, the Seller owns of record and beneficially and has good and valid title to all of the Membership Interests, free and clear of all Liens and the Seller has full power, right and authority to sell, assign, convey and deliver the Purchased Interest to the Buyer. Upon the Closing, in accordance with the terms hereof, the Buyer will acquire good and valid title to the Purchased Interests, free and clear of all Liens, other than Liens created by the Buyer.

4.6 Brokers. Except for Sasa Milosevic, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Owners or the Seller or any of their respective Affiliates for which Buyer or the Company may become liable.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Owners and the Seller, as of the Original Agreement Date and as of the Closing, as follows:

5.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in each of the jurisdictions in which the Laws of such jurisdiction, the ownership, operation or leasing of its properties or assets, or the conduct of its business require it to be so qualified, except where the failure to be so qualified would not materially and adversely affect its ability to consummate the transactions contemplated hereby.

5.2 Authority; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it at the Closing hereunder or thereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each other Transaction Document has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

5.3 No Conflict; Required Filings and Consents. The execution and delivery by Buyer of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by it at the Closing hereunder or thereunder do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it at the Closing hereunder or thereunder shall not, with or without the passage of time, the giving of notice or both, (a) conflict with, require a consent or notice under or violate its Organizational Documents, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to it or by which any of its properties, rights or assets is bound or affected, except any such conflict or violation that would not materially and adversely affect its ability to consummate the transactions contemplated hereby, or (c) result in any breach or violation of, require a consent or notice under, or constitute a default under, or impair its rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of its properties, rights or assets pursuant to, any material Contract to which it is a party or by which it or its properties, rights or assets is bound, except any such breach, violation, default or other event that would not materially and adversely affect its ability to consummate the transactions contemplated hereby. No Governmental Approval of, or Filing to, any Governmental Authority or other Person is required to be obtained or made by it in connection with the execution, delivery and performance by it of this Agreement or the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for Governmental Approvals that, if not obtained or made, would not materially and adversely affect its ability to consummate the transactions contemplated hereby.

5.4 Absence of Litigation, Claims and Orders. There are no Claims or Proceedings pending or, to the knowledge of Buyer, threatened on behalf of or against it that challenge (i) the validity of this Agreement or any other Transaction Document to which it is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which it is a party or in connection with the transactions contemplated hereby and thereby.

5.5 Valid Issue of Equity Consideration. The Equity Consideration, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable. Assuming the accuracy of the representations of the Seller in Section 4.4, the Equity Consideration will be issued in compliance with all applicable U.S. federal and state securities Laws.

5.6 Brokers. Except for Revere Securities LLC, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Buyer or any of its Affiliates for which the Owners or the Seller may become liable.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1 Conduct of Business: From the Original Agreement Date and continuing until the earlier of the termination of this Agreement or the Closing (the “Interim Period”), the Seller shall cause the Company Group to:

(a) conduct the Business in the Ordinary Course of Business;

(b) use its reasonable best efforts to maintain and preserve the present operations, organization and goodwill of the Business;

(c) use its reasonable best efforts to maintain and preserve its present relationships with its employees, customers, lenders, suppliers and regulators;

(d) maintain and preserve all Permits required for the conduct of the Business or for the ownership and use of its properties and assets;

(e) collect its accounts receivable in the Ordinary Course of Business;

(f) pay its debts, Taxes and other Liabilities when due;

(g) maintain its tangible personal property in the same condition as it is in on the Original Agreement Date, reasonable wear and tear excepted;

(h) continue in full force and effect without modification all insurance policies maintained by it, except as required by applicable Law;

(i) actively prosecute or defend, or settle, as applicable, all pending Proceedings brought by or against it;

(j) preserve in full force and effect its Material Contracts;

(k) maintain its books and records in accordance with past practice;

(l) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of its assets and properties;

(m) not terminate the employment of any material employee;

(n) not hire any material employee; and

(o) not take any action that would cause any of the changes, events or conditions described in Section 3.9 to occur except as consented to in writing by Buyer.

6.2 Pre-Closing Efforts. During the Interim Period, each of the Parties shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

6.3 Third-Party Consents. The Seller and the Owners shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described on Section 2.6(k) of the Disclosure Schedule.

6.4 Access to Information. During the Interim Period, the Seller and the Owners shall cause the Company Group to (a) afford the Buyer and its representatives full and free access, during normal business hours upon reasonable advance notice, to the properties, assets, premises, books and records, Contracts and other documents and data of the Company Group, (b) make available to the Buyer and its representatives such financial, operating and other data and information of the Company Group as the Buyer or any of its representatives may reasonably request and (c) instruct the respective representatives of the Company Group and the Seller to cooperate with the Buyer in its investigation of the Company Group. Any such investigation shall be conducted in such a manner as not to unreasonably interfere with the normal operations of the Company Group. No investigation by the Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation or warranty given or made by the Company in this Agreement.

6.5 No Solicitation of Other Bids.

(a) During the Interim Period, the Seller and the Owners shall not, and shall not permit the Company Group or any of the respective Affiliates or representatives of the Seller, the Owners or the Company Group to, directly or indirectly, (i) initiate, solicit, encourage or facilitate the making of an Acquisition Proposal or any proposal, request or inquiry that would reasonably be expected to lead to an Acquisition Proposal, (ii) participate in discussions or negotiations with, or provide any information to, any third Person concerning an Acquisition Proposal or any proposal, request or inquiry that would reasonably be expected to lead to an Acquisition Proposal or (iii) approve, authorize, endorse, declare advisable, adopt, enter into or recommend any Acquisition Proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether or not binding) providing for or constituting an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any proposal, request or inquiry from any Person (other than the Buyer or any of its Affiliates) concerning a direct or indirect merger, consolidation, share exchange or other business combination transaction involving any member of the Company Group or the Option Companies, or the sale, exchange, exclusive license or other disposition of all or any portion of the assets of the Company, other than sales of inventory in the Ordinary Course of Business.

(b) The Seller and the Owners shall, and shall cause the Company Group and the respective Affiliates and representatives of the Seller, the Owners and the Company Group to: (i) immediately cease and cause to be terminated any existing solicitations of, or discussions or negotiations with, any third Persons relating to any Acquisition Proposal or any proposal, request or inquiry that would reasonably be expected to lead to an Acquisition Proposal; (ii) request the prompt return from, or destruction by, all such Persons of all copies of confidential information previously provided to such Persons by Seller or its respective Affiliates and Representatives in connection therewith; and (iii) terminate access to any physical or electronic data rooms granted to such Persons in connection therewith.

(c) The Company Group shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise the Buyer in writing of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including unredacted copies of any written materials) and the identity of the Person making the Acquisition Proposal. The Company Group shall keep the Buyer reasonably informed of the status of, and any material developments regarding, any such Acquisition Proposal, including any material amendment or modification of any such Acquisition Proposal (including by providing to Buyer unredacted copies of any written materials), on a prompt basis, and in any event within three (3) Business Days thereafter.

(d) The parties hereto agree that the remedy of damages at Law for the breach of any of the covenants contained in this Section 6.5 is an inadequate remedy, and in recognition of the irreparable harm that a violation of any of the covenants arising under this Section 6.5 would cause the Buyer, the Seller and the Owners agree that in addition to any other remedies or relief afforded by Law, an injunction against an actual or threatened violation of this Section 6.5 may be issued against the Seller and the Owners.

6.6 Release. Except as otherwise provided in this Agreement and, effective as of the Closing, each Owner and the Seller, on behalf of itself and its respective successors, assigns, next-of-kin, representatives, administrators, executors, beneficiaries, agents and Affiliates, hereby (A): fully, irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company Group, Buyer, Parent and their respective Affiliates and each of their respective current, former and future holders of any equity, voting, partnership, limited liability company or other interest, and each of their respective controlling persons, Subsidiaries, directors, officers, employees, members, managers, general or limited partners, stockholders, agents, attorneys, representatives, Affiliates, heirs, assignees or successors (in their capacity as such) (collectively, the “Company Released Parties”) from any and all Claims, Liabilities, damages, rights, costs, Losses, expenses, compensation or suits, of whatsoever kind or nature, in contract or in tort, at law or in equity, that such Owner or the Seller has, will or might have in each case arising out of anything done, omitted, suffered or to be done by any Company Released Party, in each case, whether heretofore or hereafter accrued or unaccrued and whether foreseen or unforeseen or known or unknown (collectively, the “Seller Released Claims”); and (B) acknowledges and agrees to forever refrain and forbear from commencing, instituting or prosecuting any Claim or Proceeding against any of the Company Released Parties based on, arising out of, or in connection with the Seller Released Claims; provided, that, notwithstanding the foregoing, the Seller Released Claims shall not include (i) any rights or claims under or arising out of this Agreement and the other Transaction Documents or claims to enforce this Agreement and the other Transaction Documents and (ii) any rights with respect to accrued and unpaid compensation or benefits owed to the Owners as an employee of the Company. Each of the Company Released Parties shall be an intended third party beneficiary of this Section 6.1 and is entitled to directly enforce the releases and covenants contained in this Section 6.1.

6.7 Non-Competition; Non-Solicitation; Non-Disparagement; Confidentiality.

(a) For a period of five (5) years from and after the Closing Date (the “Restricted Period”), each Owner and the Seller shall not, and shall not permit, cause or encourage its Affiliates to (and shall cause its controlled Affiliates not to), directly or indirectly, (i) engage (or take active steps preparatory to engaging) in the Restricted Business in the Territory, whether as an owner, operator, equityholder, promoter, service provider, manager, consultant, strategic partner, employee or otherwise, or (ii) own an interest in (proprietary or financial) or aid or assist any Person that engages in the Restricted Business in the Territory, provided, however, that any Business Opportunities (as defined in the Second Amended and Restated Limited Liability Company Agreement) that have been duly presented to the Company and which the Company has decided in writing not to pursue, shall not be deemed to be a violation of this Section 6.7 if pursued by an Owner or Seller. Notwithstanding the foregoing, each Owner and the Seller may own, directly or indirectly, securities of any Person traded on a national securities exchange if such Owner or the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.

(b) During the Restricted Period, each Owner and the Seller shall not, and shall not permit, cause or encourage its Affiliates to (and shall cause its controlled Affiliates not to), directly or indirectly, solicit, recruit, engage as an independent contractor or employ any employee or independent contractor of the Company, in each case, as of the Closing, during the twelve (12) months immediately preceding the Closing Date or at any time during the Restricted Period (collectively, the “Covered Employees”) or solicit or induce any Covered Employee to terminate his or her employment or other relationship with the Company Group, the Buyer, or any of their respective Affiliates, provided, that the foregoing shall not prohibit the solicitation or engagement of any Covered Employee through the use of general advertisements or solicitations that are not specifically targeted or focused on the Company Group, the Buyer, or any of their respective Affiliates, the employees of the Company Group, the Buyer, or any of their respective Affiliates, or the Covered Employees.

(c) During the Restricted Period, each Owner and the Seller shall not, and shall not permit, cause or encourage any of its Affiliates to (and shall cause its controlled Affiliates not to), (i) solicit or encourage any customer, vendor, supplier, licensee, licensor or other business partner of the Company Group (each, a “Business Partner”) who has been such at any time within the twelve (12)- month period immediately preceding the Closing Date to terminate or diminish its relationship with the Company Group, the Buyer, or any of their respective Affiliates or (ii) seek to persuade any Business Partner, or any prospective Business Partner, who has been a Business Partner or a prospective Business Partner at any time within the twelve (12)-month period immediately preceding the Closing Date, to conduct with anyone else any business or activity which such Business Partner conducts, or such prospective Business Partner could conduct, with the Company Group.

(d) From and after the Closing, each Owner and the Seller shall not knowingly make and shall instruct its Affiliates, officers, managers, directors and employees (and shall cause its controlled Affiliates) not to make, any statement, written or oral, that would disparage the business or reputation of the Company Released Parties; provided, however, that nothing in this Section 6.7(d) shall prevent such Person from (i) giving truthful testimony obtained through subpoena, (ii) giving any truthful information provided pursuant to investigation by any Governmental Authority, or (iii) giving any truthful information provided pursuant to any Claim by a party to this Agreement asserted in good faith.

(e) From and after the Closing, each Owner and the Seller shall, and shall cause its Affiliates and representatives to, hold in strict confidence and not use for any purpose all Confidential Information that he, she or it possesses. In the event such Owner or the Seller or any of its Affiliates or representatives is required by applicable Law to disclose any Confidential Information, such Person shall promptly (to the extent permitted by Law) notify the Buyer in writing so that the Buyer may seek a protective order and/or other motion filed to prevent the production or disclosure of such Confidential Information. If such motion has been denied, then such Person may disclose only the portion of the Confidential Information that is required by applicable Law to be disclosed; provided, that (i) such Person shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (ii) such Person shall not, and shall not permit any of his, her or its Affiliates or representatives to, oppose any motion for confidentiality brought by the Buyer or any of its Affiliates in any such instance. Each Owner and the Seller will continue to be bound by its obligations pursuant to this Section 6.7(e) for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence, or that has been afforded protective treatment pursuant to such motion.

(f) Each Owner and the Seller agrees that (i) its agreement to the covenants contained in this Section 6.7 is a material condition of the Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated by this Agreement, (ii) the covenants contained in this Section 6.7 are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and the Buyer, (iii) in addition and not in the alternative to any other remedies available to it, the Buyer shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by such Owner or the Seller of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder, (iv) no breach of any provision of this Agreement shall operate to extinguish such Owner’s and the Seller’s obligation to comply with this Section 6.7 and (v) in the event that the final judgment of any court of competent jurisdiction declares any term or provision of this Section 6.7 to be invalid or unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by Law.

(g) Nothing in this Section 6.7 shall be deemed to limit the obligations of any Person under any other agreement to which such Person is party.

6.8 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees and expenses, provided, however, that with respect to any fees and expenses incurred by the Company for services provided by Starkmont Financial Inc. in connection with the preparation of the Company’s financial statements to facilitate Parent’s required filing of such financial statements on Form 8-K and preparatory work for the audit conducted by the Buyer shall be borne by the Buyer and all other fees and expenses incurred by the Company for services provided by Starkmont Financial Inc. in connection with the day- to-day operations of the Company shall be borne by the Company.

6.9 Financial Statements for Parent Current Report on Form 8-K.

(a) From and after the Original Agreement Date the Company will use its best efforts to prepare in a timely manner to facilitate Parent’s required filing of such financial statements on Form 8-K (i) audited consolidated balance sheets of the Company Group as of December 31, 2021 and 2022, (ii) audited consolidated statements of income, cash flows and changes in shareholders’ equity of the Company for the years ended December 31, 2021 and 2022, and (iii) an unqualified report (except as to going concern) with respect to such audited financial statements by Marcum LLP and a consent by Marcum LLP to have such audited financial statements incorporated by reference into Parent’s Securities Act filings, which report and consent shall be in form and substance reasonably satisfactory to Parent. Upon Parent’s request, the Company will also promptly provide to Parent all other financial statements, business descriptions, risk factors, compensation data, ownership data and other information of the Company required for any Commission filing to be filed by Parent or which needs to be incorporated in any existing Parent Commission filings to make the information therein complete, including, without limitation, pro forma financial statements that give effect to the transaction contemplated by this Agreement and a full description of the business of the Company Group. Such financial statements shall be prepared in accordance with GAAP, so that such financial statements meet the requirements for filing by Parent with the Commission as required by the Commission’s Current Report on Form 8-K.

(b) The Company will, contemporaneous with the delivery of the reports described in Section 6.9(a), provide Parent with a representation that the information provided by it for inclusion and/or incorporation into the Parent’s Securities Act filings is true and accurate in all material respects and that there is no material fact or matter which has not been disclosed in the disclosure document which renders such information untrue or misleading in any material respect.

(c) The Company shall cause Marcum LLP to deliver, contemporaneous with the delivery of the reports described in Section 6.9(a), an executed consent, in form and substance reasonably satisfactory to Parent and suitable for filing by Parent with the Commission, which consent shall authorize Parent to file with the Commission the reports delivered pursuant to Section 6.9(a).

(d) Upon Parent’s request, contemporaneous with the delivery of the consolidated financial statements described in Section 6.9(a), the Company shall cause Marcum LLP to make available to Parent and its representatives the work papers generated in connection with such accounting firm’s audit of the audited consolidated financial statements delivered pursuant to Section 6.9(a).

6.10 Parent Shareholder Vote. Promptly after the Closing, Parent shall call a special meeting of its stockholders for the purpose of approving the issuance of the shares of Parent Stock upon conversion of the Equity Consideration in excess of 19.99% of the total issued and outstanding shares of Parent Stock on the date hereof pursuant to the rules of the Nasdaq Stock Market.

6.11 Transfer Restriction. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, until the first (1st) anniversary of the Closing (the “Lock Up Period”), the Seller shall not, directly or indirectly, sell, transfer or otherwise dispose of any Convertible Stock or Parent Stock issued upon conversion of the Convertible Stock or pursuant to the Equity Earnout Payment (the “Restricted Securities”) without Parent’s prior written consent; provided, however, subject to Section 4.4 of this Agreement, the Seller may sell, transfer or otherwise dispose of Restricted Securities to an Affiliate of the Seller without Parent’s prior written consent; provided, further, that the Seller provide prompt written notice to Parent of such transfer, including the name and contact information of the Affiliate transferee, and such Affiliate transferee agrees in writing to be bound by the terms of the Transaction Documents to which the Seller is a party (which agreement is also provided to Parent with such notice). After the expiration of the Lock Up Period, the Seller agrees that it and any of its Affiliate transferees shall not be entitled to (i) in any calendar month, convert the Convertible Stock into a number of shares of Parent Stock exceeding more than 10% of the total number of shares of Parent Stock issuable upon conversion of the Convertible Stock then held by the Seller and its Affiliate transferees and (ii) in any calendar month, sell a number of shares of Parent Stock into the open market in an amount exceeding more than 10% of the total number of shares of Parent Stock issuable upon conversion of the Convertible Stock then held by the Seller and its Affiliate transferees.

6.12 Option Company Purchase Option.

(a) At any time during the period beginning on the Closing Date and ending on the date eighteen (18) months after the Closing Date, the Buyer, or an Affiliate of the Buyer as designated by the Buyer, shall in its sole discretion have the right, upon delivery of a written notice stating the Buyer’s intent to exercise its rights pursuant to this Section 6.12 (a “Call Notice”), to purchase, or to cause any of its Affiliates including the Company, to purchase, from the Seller one hundred percent (100%) (but in the case of DE Laboratories, LLC fifty percent (50%)) of the issued and outstanding equity interests of all, or any combination, of the Option Companies for One Hundred and Fifty Thousand Dollars ($150,000) (the “Call Price”), and in accordance with the procedures and on the terms and conditions set forth in this Section 6.12.

(b) Promptly following the delivery of a Call Notice by the Buyer and in any event within forty (40) Business Days thereafter (provided, that such period shall be extended for so long as the Buyer and the Seller continue to cooperate in good faith towards the execution and delivery of an Option Company Purchase Agreement or for such other period of time as the Buyer and the Seller mutually agree), the Buyer and the Seller shall cooperate in good faith to execute and deliver an equity purchase agreement substantially in the same form as this Agreement, with such changes as the Buyer (in its sole discretion) may determine to be preferable for achieving the Buyer’s intended tax consequences with respect to the Call Transaction and such other changes as otherwise agreed upon by the Buyer and the Seller at the time the Call Notice is exercised (the “Option Company Purchase Agreement”). As soon as practicable following the delivery of a Call Notice by the Buyer, the Seller shall establish a virtual data room to facilitate the Buyer’s due diligence and shall prepare and deliver to the Buyer draft disclosure schedules in respect of the representations and warranties to be made by the Option Companies and the Seller pursuant to the Option Purchase Agreement.

(c) Each of the Buyer, the Seller and the Owners shall bear its own costs and expenses incurred in connection with any proposed transaction set forth in this Section 6.12 (a “Call Transaction”) (whether or not consummated), including all attorneys’ fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions.

(d) The Seller shall, and shall cause the Option Companies, as applicable, to execute and deliver all related documentation and take such other action in support of a Call Transaction as shall be reasonably requested by the Buyer in order to carry out the terms and provisions of this Section 6.12, including, without limitation, executing and delivering instruments of conveyance and transfer, and any governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents.

6.13 Membership Interest Purchase Option.

(a) At any time during the period beginning on the Closing Date and ending on the date sixth (6) months after the Closing Date, the Buyer, or an Affiliate of the Buyer as designated by the Buyer, shall in its sole discretion have the right (the “Membership Interest Purchase Option”), upon delivery of a written notice stating the Buyer’s intent to exercise its rights pursuant to this Section 6.13 (a “Membership Interest Call Notice”), to purchase, or to cause any of its Affiliates including the Company, to purchase, from the Seller twenty percent (20%) of the Membership Interests for Six Million Dollars ($6,000,000) in cash and the Option Equity Consideration (collectively, the “Membership Interest Call Price”), and in accordance with the procedures and on the terms and conditions set forth in this Section 6.13, provided, however, that if the Buyer or an Affiliate of the Buyer as designated by the Buyer, elects to exercise the Membership Interest Purchase Option and has delivered the Membership Interest Call Notice within six (6) months after the Closing Date but requires additional time to close the Membership Interest Call Transaction (as herein defined) and in good faith believes that Buyer or an Affiliate of the Buyer will be able to obtain the necessary capital to close the Membership Interest Call Transaction, then, prior to the expiration of the initial six (6) month period, the Buyer or an Affiliate of the Buyer shall reaffirm their exercise of the Membership Interest Purchase Option in writing to the Seller and accompany such reaffirmation with reasonable evidence of financial commitments for the Membership Interest Call Price, and the Buyer or an Affiliate of the Buyer shall have an additional ninety (90) day period to execute and deliver the Membership Interest Option Purchase Agreement; provided, that such period shall be extended for so long as the Buyer or an Affiliate of the Buyer and the Seller continue to cooperate in good faith towards the execution and delivery of the requisite documents or for such other period as the parties mutually agree. In the event the Buyer or an Affiliate of the Buyer fails to provide such reaffirmation prior to the end of the initial six (6) month period, the Membership Interest Purchase Option shall terminate upon the date thereof, unless otherwise agreed to by the parties.

(b) Promptly following the delivery of a Membership Interest Call Notice by the Buyer or an Affiliate of the Buyer, the Buyer and the Seller shall cooperate in good faith to execute and deliver an equity purchase agreement substantially in the same form as this Agreement, with such other changes as otherwise agreed upon by the Buyer and the Seller at the time the Membership Interest Call Notice is exercised, but in no event shall materially deviate from the terms set forth therein (the “Membership Interest Option Purchase Agreement”).

(c) Each of the Buyer, the Seller and the Owners shall bear its own costs and expenses incurred in connection with any proposed transaction set forth in this Section 6.13 (a “Membership Interest Call Transaction”) (whether or not consummated), including all attorneys’ fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions.

(d) Each of the Buyer and the Seller shall execute and deliver all related documentation and take such other action in support of a Membership Interest Call Transaction as shall be reasonably requested by either party in order to carry out the terms and provisions of this Section 6.13, including, without limitation, executing and delivering instruments of conveyance and transfer, and any governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents.

(e) Upon the closing of the Membership Interest Call Transaction the Buyer and Seller shall (i) amend and restate the Limited Liability Company Agreement in the form and substance attached as Exhibit D to the Second Amended and Restated Limited Liability Company Agreement and (ii) execute lease agreements for each of the real properties owned by the respective landlord entities fully owned and controlled by the Trust listed on Section 2.6(f) of the Disclosure Schedule in the forms attached hereto as Exhibit D-1 and Exhibit D-2 respectively.

6.14 Further Assurances. From time to time, as and when requested by any party hereto, and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE VII.
CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties.

The obligations of each of the Buyer, Parent, the Seller and the Owners to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or, to the extent permitted, waiver of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that remains in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of such transactions or will cause such transactions to be rescinded following completion.

(b) No Proceedings shall be in effect or have been instituted by a Governmental Authority enjoining, prohibiting or otherwise preventing, or seeking to enjoin, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement, and no Governmental Authority shall have notified any party hereto that such Governmental Authority intends to commence such a Proceeding.

7.2 Conditions to Obligations of the Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) The Seller Fundamental Representations shall be true and correct in all respects as of the Original Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date) and (ii) all of the other representations and warranties of the Company, the Seller and the Owners in Article III and Article IV, disregarding for this purpose any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the Original Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date).

(b) The Company, the Seller and the Owners shall have performed and complied with all covenants and obligations in this Agreement required to be performed and complied with by such Persons as of or prior to the Closing.

(c) There shall not have been or occurred a Company Material Adverse Effect after the date of this Agreement.

(d) The Seller and the Owners shall have delivered to Buyer each of the deliverables required by Section 2.5.

(e) The Buyer shall have received a certificate executed by the Company, Seller and the Owners representing and warranting that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3 Conditions to Obligations of Seller.

The obligations of the Seller and the Owners to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Buyer in Article V, disregarding for this purpose any qualification in the text of the relevant representation or warranty as to materiality or a material adverse effect, shall be true and correct as of the Original Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct on and as of such specified date), except where the failure of such representations and warranties in the aggregate to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) The Buyer shall have performed and complied in all material respects with all covenants and obligations in this Agreement required to be performed and complied with by Buyer as of or prior to the Closing.

(c) The Seller shall have received a certificate executed by the Buyer representing and warranting that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII.
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Buyer, on the one hand, and the Owners and the Seller, on the other, for certain Tax matters following the Closing Date.

8.1 Filing of Tax Returns.

(a) The Seller shall prepare or cause to be prepared and file or cause to be filed, at the Seller’s expense, all Pass-Through Tax Returns for any member of the Company Group for taxable periods ending on or prior to the Closing Date, in each case, the due date of which (taking into account valid extensions of time to file) is after the Closing Date (each a “Pre-Closing Pass-Through Tax Return”). All such Pre-Closing Pass-Through Tax Returns shall be prepared and filed in a manner consistent with the past procedures, practices and accounting methods of the applicable member of the Company Group except as required by applicable Law or this Agreement. The Seller shall submit each such Pre-Closing Pass-Through Tax Return to the Buyer at least thirty (30) days prior to the due date (taking into account any extensions) for Buyer’s approval (such approval not to be unreasonably withheld, conditioned or delayed). Buyer and the Company Group shall cooperate with the Seller in preparing such Pre-Closing Pass-Through Tax Returns, including providing records and information which are reasonably relevant to such Tax Returns and making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided.

(b) The Buyer, at the expense of the Company Group, shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for any member of the Company Group for any taxable period (or portion thereof) that ends on or before the Closing (that is not a Pre-Closing Pass- Through Tax Return). With respect to all Pass-Through Tax Returns for any taxable periods that include and end after the Closing Date required to be filed by any member of the Company Group after the Closing Date (each, a “Straddle Period Pass-Through Tax Return”), at least thirty (30) days prior to the due date of any Straddle Period Pass-Through Tax Return (taking into account any applicable extensions), Buyer shall deliver to the Seller a copy of such Straddle Period Pass-Through Tax Return for review and comment by the Seller. Buyer shall consider in good faith any comments timely received from Seller.

8.2 Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of any member of the Company Group for any Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period, shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the applicable member of the Company Group, as applicable, were closed at the close of the Closing Date; provided, however, that (a) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (b) periodic Taxes (other than income, franchise/capital, sales, use, withholding Taxes or other Taxes imposed on a transactional basis) such as real and personal property Taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

8.3 Tax Indemnity. Subject to the applicable limitations in Article IX, the Owners and the Seller shall, on a joint and several basis, indemnify the Buyer and its Affiliates from and against (i) all Losses resulting from any member of the Company Group’s liability for Taxes for all Pre-Closing Tax Periods and the portion ending at the close of the Closing Date of any Straddle Period (determined for a Straddle Period in accordance with Section 8.2); (ii) all Transfer Taxes for which the Owners or the Seller are liable under Section 8.7; (iii) all Losses resulting from a breach of any representation or warranty contained in Section 3.14 (determined as though such representations were made as of the Original Agreement Date and as of the Closing Date); (iv) all Losses arising from any member of the Company Group’s liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law) as a result of any member of the Company Group (or a predecessor of any member of the Company Group) having been a member of a consolidated, combined unitary or similar Tax group at any time prior to the Closing; (v) all Losses resulting from any member of the Company Group’s liability for Taxes of another Person as a result of such entity’s status as a transferee or successor, or as a result of a Contract or otherwise, where the status or relationship giving rise to such liability existed (even if the actual liability for Taxes did not) prior to the Closing; (vi) all Losses relating to the failure of any member of the Company Group to comply prior to Closing with any requirements relating to the preparation or filing of Tax Returns; (vii) all Losses relating to the failure of any member of the Company Group to comply prior to Closing with any requirements to collect or withhold Taxes or to pay over to the relevant Governmental Authority amounts required to be so collected or withheld; (viii) any Losses attributable to a matter referred to in Section 3.14 of the Disclosure Schedules; (ix) any payments required to be made by any member of the Company Group or the Buyer after Closing in respect of Taxes of any Seller or Owner (including non-resident partner or member Tax payments), to the extent attributable to activities of any member of the Company Group prior to Closing; (x) all Losses arising from an “imputed underpayment” (as such term is used in Section 6225 of the Code) with respect to any member of the Company Group where the reviewed year (as such term is defined in Section 6225(d) of the Code) ends on or prior to the Closing Date; (xi) any employment Taxes (whether the employer’s or the employee’s share) deferred by any member of the Company Group past Closing under the CARES Act, IRS Notice 2020-65 or any Executive Memorandum of the President of the United States, and (xii) any interest, penalties or additions to Tax related to any items described in any of clauses (i) through (xi) (collectively, “Indemnified Taxes”). For these purposes, Losses shall include any reasonable fees and expenses of legal counsel or other tax advisors incurred by Buyer or any member of the Company Group in controlling a Proceeding by any Governmental Authority with respect to any Indemnified Taxes.

8.4 Allocation of Purchase Price. The parties agree that the purchase price of the Purchased Interests (as determined for U.S. federal income tax purposes), shall, for federal and applicable state and local income tax purposes, be allocated among the undivided percentage interests in the assets of the Company deemed purchased for federal income tax purposes as a result of the transactions provided for herein, in accordance with Section 1060 of the Code and the Regulations promulgated thereunder and, to the extent required for tax purposes, the option rights set forth in Section 6.12 and Section 6.13. Within one hundred twenty (120) days after the Closing Date, the Buyer shall deliver to the Seller a proposed allocation (the “Proposed Allocation”) of such purchase price. If the Seller has any objection to the Proposed Allocation, the Seller shall deliver to the Buyer a statement setting forth its objections and suggested adjustments within thirty (30) days from the delivery of the Proposed Allocation (an “Allocation Objections Statement”). The Seller and the Buyer shall negotiate in good faith to resolve any objection set forth in the Allocation Objections Statement(s), but if they do not reach a final resolution within thirty (30) days after the delivery of the Allocation Objections Statement, the Seller and the Buyer shall jointly retain a nationally recognized, independent, public accounting firm mutually agreed by the Buyer and the Seller (the “Accountant”) for purposes of resolving the objections set forth in the Allocation Objection Statement that remain in dispute. Buyer and Seller shall instruct the Accountant to determine and report to the parties upon resolution of such unresolved items and the final allocation, within thirty (30) days after such submission. The Accountant’s decision, absent fraud or manifest error, shall be final, binding, conclusive and non-appealable on the Buyer, the Seller and the Company Group. The Accountant shall not review or make any determination with respect to any matter other than the objections raised in the Allocation Objections Statement that remain in dispute, and its determination as to each such objection, if not in accordance with the position of either the Buyer or the Seller, shall not be in excess of the higher, or less than the lower, of the amount advocated by the Seller in the Allocation Objections Statement or by the Buyer in the Proposed Allocation with respect to such objections. The Proposed Allocation as delivered by the Buyer, if an Allocation Objections Statement is not timely submitted by the Seller, and as revised to reflect an agreement by the parties or the determination by the Accountant, is hereinafter referred to as the “Allocation”. The Allocation shall be adjusted in a manner consistent with the principles of this Section 8.4 to the extent the purchase price of the Purchased Interests is adjusted pursuant to the terms hereof and shall be conclusive and binding upon the Buyer, the Seller and the Company Group for all Tax purposes, and the parties agree that all Tax Returns of the parties and the members of the Company Group shall be prepared in a manner consistent with the Allocation, and the parties shall take no position inconsistent therewith on any Tax Return or in connection with any Tax Proceeding, except upon a contrary final determination by an applicable taxing authority. The Accountant will determine the allocation of the cost of the Accountant’s review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accountant. For example, should the items in dispute total an amount equal to $1,000 and the Accountant awards $800 in favor of the Seller’s position, 20% of the costs of the Accountant’s review would be borne by the Buyer and 80% of the costs of the Accountant’s review would be borne by the Seller.

8.5 Contests Related to Taxes.

(a) With respect to any Tax period ending on or prior to the Closing Date in which the Partnership Tax Audit Rules apply to any member of the Company Group, unless otherwise agreed in writing by the Buyer, notwithstanding anything herein to the contrary, each member of the Company Group, as applicable, shall, to the extent permitted under applicable Law, make the election under Section 6226(a) of the Code (and any corresponding provision of state or local Law) with respect to the alternative to payment of imputed underpayment by any such member of the Company Group and the parties hereto shall take any other action such as filings, disclosures and notifications necessary to effectuate such election. The Buyer shall control the appointment and identity (including any changes) of the partnership representative (and of any designated individual) of any member of the Company Group for purposes of the Partnership Tax Audit Rules.

(b) Notwithstanding anything to the contrary in Section 9.3 or Section 9.4, the Buyer or its designee shall have the right, at the expense of the Company, to represent the interests of the members of the Company Group in all Tax claims, audits, suits, actions or Proceedings with respect to any member of the Company Group; provided, however, that the Buyer agrees to provide, or cause to be provided, written notice to Seller of the receipt of any written notice by the Buyer or an Affiliate of the Buyer (including, following the Closing, the Company) which involves the assertion of any Claim, or the commencement of any audit, suit, action or Proceeding involving Taxes with respect to a Pre-Closing Tax Period or Straddle Period for which Seller had an indemnity obligation under this Agreement. The Seller, at its own cost and expense, shall have the right to participate in, but not control, the defense of any such Tax claim, audit, suit, action or Proceeding and any such matter shall not be settled or compromised without the Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(c) This Section 8.5, and not Section 9.3 or Section 9.4, shall control with respect to Tax claims.

8.6 Cooperation on Tax Matters. The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Returns and any Claim or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Claim or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 8.6 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the Company shall be kept confidential by the parties hereto and their respective legal and tax advisors.

8.7 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated herein shall be borne by the Seller.

8.8 Tax Treatment. The acquisition of the Purchased Interests provided for herein is intended to be treated for U.S. federal, and applicable state and local, income Tax purposes as a purchase of an undivided forty percent interest in the assets of the Company (as determined for federal income tax purposes) by the Buyer directly from the Seller in a taxable sale, followed by contributions by the Buyer and the Seller of their respective undivided percentage interests in the assets of the Company to the Company in connection with the Company coming to be a partnership for federal income tax purposes. Each of the Owners, the Seller and the Buyer agrees that it shall file its Tax Returns (and cause the Company to file its Tax Returns) consistent with, and not take a position for Tax purposes inconsistent with, such intended Tax treatment.

ARTICLE IX.

SURVIVAL AND INDEMNIFICATION

9.1 Survival of Representations and Warranties and Covenants. Each of the representations and warranties contained in this Agreement, and all indemnification obligations pursuant to Section 9.2(a)(i) and Section 9.2(b)(i) with respect thereto, shall survive the Closing and expire on the thirty-six (36) month anniversary of the Closing Date; provided, that the Extended Representations and all indemnification obligations pursuant to Section 9.2(a)(i) with respect thereto shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations, and provided, further, that the Seller Fundamental Representations, the Buyer Fundamental Representations and all indemnification obligations pursuant to Section 9.2(a)(i) and Section 9.2(b)(i) with respect thereto, shall survive the Closing indefinitely. The obligations, covenants and agreements of the parties hereto to be performed after the Closing contained in this Agreement and any Transaction Document shall survive the Closing will survive the Closing and continue in full force and effect until the date specified herein for the performance thereof. Any claim for indemnification brought on or prior to the applicable deadline shall survive indefinitely until fully and finally resolved pursuant to this Agreement.

9.2 Indemnification.

(a) Subject to the limitations set forth in this Article IX, from and after the Closing, the Owners and the Seller shall jointly and severally indemnify and hold harmless the Company and the Buyer and their respective Affiliates, directors, officers, employees, financial advisors, attorneys, accountants, consultants, direct or indirect equityholders, agents and other authorized representatives and their respective successors and permitted assigns (the “Buyer Indemnified Persons”) from and against any costs, fees or expenses (including reasonable fees of attorneys, accountants and other experts, costs of investigation and the costs of enforcing this Agreement and the other Transaction Documents), judgments, fines, claims, damages, assessments, losses, Liabilities, offsets, interest, awards, fines, penalties, payments, settlements, deficiencies, interest, disgorgements, suits, actions, royalties, diminution in value and Taxes (collectively, “Losses”) incurred by them resulting from, based upon, attributable to, or arising out of, any of the following matters:

(i) any breach of or inaccuracy in any of the representations and warranties of the Owners, the Seller or the Company contained in Article III or Article IV of this Agreement, or in any other Transaction Document;

(ii) any nonfulfillment or breach by the Company, the Owners or the Seller of any of their respective covenants or agreements contained in this Agreement or in any other Transaction Document;

(iii) any Seller Expenses;

(iv) any Indemnified Taxes;

(v) any Indebtedness not listed on Section 3.8(d) of the Disclosure Schedule;

(vi) any fraud, willful breach or intentional misrepresentation committed by or on behalf of the Owners, the Seller or the Company Group;

(vii) Any Third Party Claims against any Buyer Indemnified Person following the Closing; including the costs of defending against and settling any such Third Party Claims, if the facts and circumstances alleged in the Third Party Claims would give the Buyer Indemnified Person a right to indemnification under Section 9.2(a)(i) of the Agreement if such facts and circumstances were factually accurate; and

(viii) the matters set forth on Section 9.2(a)(viii) of the Disclosure Schedule.

(b) Subject to the limitations set forth in this Article IX, from and after the Closing, the Buyer and Parent shall indemnify and hold harmless the Owners and the Seller and their respective Affiliates, directors, officers, employees, financial advisors, attorneys, accountants, consultants, direct or indirect equityholders, agents and other authorized representatives and their respective successors and permitted assigns (the “Seller Indemnified Persons”) from and against any Losses incurred by them resulting from, based upon, attributable to, or arising out of: (i) any breach of or inaccuracy in any of the representations and warranties made by the Buyer in Article V or in any other Transaction Document; and (ii) any nonfulfillment or breach by the Buyer, Parent or, after the Closing, the Company, of any of the covenants or agreements contained in this Agreement or in any other Transaction Document to be performed by the Buyer, Parent or the Company from and after the Closing.

9.3 Defense of Third Party Claims.

(a) If any claim is instituted by a third party against any party entitled to indemnification pursuant to Section 9.2 (an “Indemnified Party”) and such claim may give rise to an Indemnifying Party’s obligation to indemnify the Indemnified Party hereunder, the Indemnified Party shall as soon as reasonably practicable notify the Indemnifying Party of such claim (“Third Party Claim”); provided, however, the failure by an Indemnified Party to promptly deliver an Indemnification Claim Notice (as defined below) (so long as the Indemnification Claim Notice is delivered before the expiration of the applicable time period of survival set forth in Section 9.1) shall not affect the Indemnified Party’s right to receive indemnification under Section 9.2 with respect to such matter, except and only to the extent the Indemnifying Party is actually prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly, but in any event within ten (10) Business Days of becoming any and all documents or information which the Indemnified Party receives from the third party or otherwise has with regard to the claim from the third party copies of all other notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) The Indemnified Party shall have the right to assume the defense of any Third- Party Claim at the Indemnifying Party’s expense, and the Indemnifying Party shall cooperate in good faith in such defense. In the event that the Indemnified Party assumes the defense of any Third-Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, settle or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnifying Party; provided, that the Indemnified Party shall keep the Indemnifying Party reasonably apprised of all material developments relating to such Third-Party Claim. If the Indemnified Party shall control the defense of any Third-Party Claim, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of such Third-Party Claim or ceasing to defend such Third-Party Claim if, pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief will be imposed against the Indemnifying Party or (ii) if such settlement does not expressly and unconditionally release the Indemnifying Party from all liabilities and obligations with respect to such Third-Party Claim with prejudice. Except with the consent of the Indemnifying Party, no settlement of any such Third-Party Claim shall be determinative of the amount of Losses relating to such matter or whether an Indemnified Party is entitled to indemnification hereunder. In the event that the Indemnifying Party shall have expressly consented in writing to the terms of any such settlement or compromise, the Indemnifying Party shall not have any power or authority to object to the amount of any Third-Party Claim covered by such settlement or compromise. The Indemnifying Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnified Party’s right to control the defense thereof. The Buyer and the Seller shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the defense of such Third-Party Claim.

(c) Notwithstanding the foregoing, where the provisions of this Section 9.3 conflict with the provisions of Section 8.5 relating to audits, suits, actions or other Proceedings, the provisions of Section 8.5 shall control.

9.4 Procedures Relating to Indemnification for Direct Claims.

(a) An Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to the terms of this Article IX upon delivery by such Indemnified Party of a written notice to the Indemnifying Party meeting the requirements set forth below in this Section 9.4(a) (a notice meeting such requirements is referred to as an “Indemnification Claim Notice”). An Indemnification Claim Notice shall (i) state that an Indemnified Party has paid, incurred, sustained or accrued, or reasonably anticipates that it will have to pay, incur, sustain or accrue, Losses, (ii) specify in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred, sustained or accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and (iii) set forth the amount of the Losses incurred or reasonably be expected to be incurred by an Indemnified Party as a result of such breach (if known and quantifiable) (the “Claimed Losses”).

(b) If an Indemnifying Party shall not object in writing within the twenty (20) day period after receipt of an Indemnification Claim Notice (the “Objection Period”) by delivery of a written notice of objection (an “Objection Notice”) to the Indemnified Party, such failure to so object shall be an irrevocable acknowledgment by such Indemnifying Party that the Indemnified Party is entitled to the full amount of the Claimed Losses set forth in such Indemnification Claim Notice.

(c) In the event that the Indemnifying Party shall deliver an Objection Notice in accordance with Section 9.4(b), the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the indemnification claim should be resolved accordingly.

(d) If the Indemnifying Party and the Indemnified Party fail to reach an agreement before the expiration of the Objection Period, then the Indemnified Party may elect to pursue any and all remedies available under Law to enforce the provisions of this Agreement and to obtain payment of such Losses.

(e) Notwithstanding the foregoing, where the provisions of this Section 9.4 conflict with the provisions of Section 8.5 relating to audits, suits, actions or other Proceedings, the provisions of Section 8.5 shall control.

9.5 Calculation of Losses. For purposes of this Article IX, (i) in determining whether there has been a breach or inaccuracy of any representation or warranty of the Company, the Owners and/or the Seller contained herein and (ii) in calculating the amount of any Losses attributable to any such breach or inaccuracy, in each case, any materiality, “Company Material Adverse Effect” or similar qualifications in such representations, warranties, covenants or agreements (including any related definitions) shall be disregarded.

9.6 Sources of Recovery. The Buyer shall have the right, in its sole discretion, to withhold and set off the amount of Losses owed by the Owners or the Seller with respect to a breach of or inaccuracy of any of the representations and warranties set forth in Section 9.2(a) against: (i) any Earnout Payment due pursuant to Section 2.9, (ii) the One Year Anniversary Payment that would otherwise be payable to the Seller pursuant to Section 2.10 or (iii) any distributions due to the Seller under the Second Amended and Restated Limited Liability Company Agreement; provided, however, that solely in the case of any such Losses with respect to a breach of or inaccuracy of any of the representations and warranties set forth in Article IV, the Seller Fundamental Representations or Extended Representations pursuant to Section 9.2(a)(i), or for Losses pursuant to Sections 9.2(a)(ii) - 9.2(a)(viii), the Buyer shall have the right to recover such Losses from the Owners or the Seller by demanding payment within twenty (20) Business Days.

9.7 Reliance. The rights of the Buyer Indemnified Persons to indemnification for the representations, warranties, covenants and agreements set forth herein are part of the basis of the bargain contemplated by this Agreement, and their rights to indemnification shall not be affected by virtue of (and any Buyer Indemnified Person shall be deemed to have relied upon the express representations, warranties, covenants and agreements set forth herein notwithstanding) any knowledge on the part of any Buyer Indemnified Person of any untruth of any such representation or warranty or breach of any covenant or agreement expressly set forth in this Agreement, regardless of whether such knowledge was obtained through the investigation by any Buyer Indemnified Person or through disclosure by the Owners or the Seller or another Person.

9.8 Sole and Exclusive Remedy. From and after the Closing, the right of Indemnified Party to be indemnified pursuant to this Article IX shall be the sole and exclusive remedy with respect to all monetary Losses which such Indemnified Party may have now or may have in the future, including without limitation, any monetary Losses attributable to any inaccuracy or breach of any representation or warranty, or any failure to perform the covenants, agreements or undertakings contained in this Agreement, any Disclosure Schedule or certificate delivered pursuant hereto, except for (a) claims for injunctive relief or specific performance or (b) claims based on fraud, willful breach or intentional misrepresentation. Except as provided in Section 10.4, from and after the Closing, no Indemnified Party may commence any Proceeding against any other party hereto or any of their respective Affiliates with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce such Indemnified Party’s express rights under this Article IX. The provisions of this Article IX were specifically bargained for and reflected in the amounts payable to the Owners and the Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

9.9 Adjustment to Purchase Price. Except as otherwise determined by the Buyer Indemnified Persons, the parties agree that any indemnification payments made pursuant to this Agreement to the Buyer or to the Seller shall be treated for U.S. federal income tax purposes as an adjustment to the Purchase Price for U.S. federal income Tax purposes, unless otherwise required by applicable Law.

9.10 No Circular Recovery. Each Owner and the Seller hereby agree that it will not make any claim for indemnification against the Buyer or the Company Group by reason of the fact that such Owner or the Seller was a member, controlling Person, director, manager, employee or representative of a member of the Company Group (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Person against such Owner or the Seller under this Agreement (or the underlying facts and circumstances of any such claim) or otherwise relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by a Buyer Indemnified Person against such Owner or the Seller under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby, such Owner or the Seller shall not claim and such Owner and the Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by each Owner and the Seller pursuant to this Article IX or otherwise.

ARTICLE X.
MISCELLANEOUS

10.1 Amendment. This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto.

10.2 Waiver. Any party hereto may extend the time for the performance of any of the obligations or other acts required to be performed by another party hereunder, waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and waive compliance with any of such party’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier for next Business Day delivery or by registered or certified mail (postage prepaid, return receipt requested) or by email as follows:

(a)	If to Buyer:

Avalon GloboCare Corp.

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

Attention: Luisa Ingargiola

E-mail: luisa@avalon-globocare.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Steven Skolnick and Annie Nazarian Davydov

E-mail: sskolnick@lowenstein.com and ANazarian@lowenstein.com

(b)	If to the Company:

Laboratory Services MSO, LLC 245

Fischer Avenue, LLC

Costa Mesa, California 92626

Attention: Sarah Cox

E-Mail: sarah@labservicesmso.com

with a copy (which shall not constitute notice) to:

Winsten Law Group

28 Calle Castillo

San Clemente, CA 92673

Attention: Michael S. Winsten

E-mail: mike@winsten.com

(c)	If to the Seller:

SCBC Holdings, LLC

Attn: Bryan Cox and Sarah Cox

2549 Eastbluff Drive, #750

Newport Beach, CA 92660

E-mail: bryancoxbroker@gmail.com

              sarahc@labservicesmso.com

with a copy (which shall not constitute notice) to:

Winsten Law Group

28 Calle Castillo

San Clemente, CA 92673

Attention: Michael S. Winsten

E-mail: mike@winsten.com

(d)	If to the Owners:

The Zoe Family Trust

Attn: Bryan Cox, Trustee

2549 Eastbluff Drive, #750

Newport Beach, CA 92660

E-mail: bryanc@labservicesmso.com

Bryan Cox and Sarah Cox

2549 Eastbluff Drive, #750

Newport Beach, CA 92660

E-mail: bryancoxbroker@gmail.com

sarahc@labservicesmso.com

with a copy (which shall not constitute notice) to:

Winsten Law Group

28 Calle Castillo

San Clemente, CA 92673

Attention: Michael S. Winsten

E-mail: mike@winsten.com

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 10.3. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, upon delivery, (ii) in the case of nationally recognized overnight courier, on the Business Day immediately following the date of deposit with such courier, (iii) in the case of registered or certified mail, on the third (3rd) Business Day following the date of deposit in the mail and (iv) in the case of email, upon delivery if delivered prior to 5 p.m. New York, New York time on a Business Day (or otherwise on the next Business Day), confirmation of receipt received.

10.4 Specific Performance.

(a) The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury could be caused for which monetary damages may not be an adequate remedy. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Owners or the Seller, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, or the Owners or the Seller, on the one hand, and Buyer, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to seek to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement. The costs and expenses (including reasonably documented attorneys fees) of a party that is successful on the merits in any Proceeding brought to compel the specific performance of this Agreement or the provisions thereof shall be paid by the other party.

(b) Notwithstanding anything to the contrary contained in this Agreement, it is explicitly agreed that the right of the Seller or the Owners to seek specific performance, injunctive relief or other equitable remedies in connection with enforcing Buyer’s obligation to consummate the Closing shall be subject to the requirement that (x) all of the conditions in Section 7.1 and Section 7.2 have been satisfied (and continue to be satisfied) or validly waived (and continue to be satisfied) or validly waived (other than those conditions that by their terms are to be satisfied at the Closing; provided, however, that such conditions are capable of being satisfied at the Closing) at the time when the Closing would have occurred (y) the Seller has irrevocably confirmed in writing to Buyer (I) that all conditions to the Seller’s obligations to consummate the Closing in Section 7.1 and Section 7.3 have been satisfied (and continue to be satisfied) or validly waived (other than those conditions that by their terms are to be satisfied at the Closing; provided, however, that such conditions are capable of being satisfied at the Closing) at the time when the Closing would have occurred, and (II) that Seller stands ready and willing to effect the Closing if specific performance is granted.

10.5 Interpretation. The term “this Agreement” means this Membership Interest Purchase Agreement together with all Schedules, Exhibits and Annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. When a reference is made in this Agreement to Sections, subsections or exhibits, such reference shall be to a Section, subsection, or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. Except as otherwise specifically provided herein, the word “material,” when used in reference to any party’s representations, warranties, covenants or agreements, shall mean material in relation to such party. Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”). The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any document or item will be deemed “delivered,” “provided” or “made available” (or words of similar import) within the meaning of this Agreement if a true, correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto) has been (i) included in the Data Rooms, (ii) actually (including electronically) delivered or provided to Buyer or any of Buyer’s representatives or (iii) made available upon request, in each case, at least three (3) Business Days prior to the date of this Agreement. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (B) such item is otherwise set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is set forth in the notes thereto. All calculations of a number of dollars shall be rounded to the nearest whole number of cents, as applicable, with 0.5 rounded up to the next whole cent, as applicable (aggregating all payments to be made to any Person prior to such rounding). Any reference to “$” or “dollars” means United States dollars. References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

10.6 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner such that the transactions contemplated hereby are fulfilled to the extent possible.

10.7 Entire Agreement. This Agreement and the other Transaction Documents (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith or therewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written or oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

10.8 Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto; provided, that the Buyer may collaterally assign its respective rights and benefits hereunder, in whole or in part, to any financing source of the Buyer, any Affiliate of the Buyer or in connection with a direct or indirect change of control transaction with respect to the equity interests of the Company without the consent of the Owners or the Seller. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.9 No Third Party Beneficiaries. Except as set forth in Section 6.1, Article VIII or Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy under or by reason of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.11 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal Proceeding based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement or as otherwise expressly provided herein, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any Liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby.

10.12 Governing Law; Venue. This Agreement and the legal relationships between the parties hereto shall be governed by, and construed in accordance with, the Law of the State of Delaware without regard to any conflicts of law principles that would require the application of any other Law. Each party agrees to personal jurisdiction in any action brought in any court, Federal or State, within the State of Delaware having subject matter jurisdiction over the matters arising under this Agreement. Any suit, action or Proceeding arising out of or relating to this Agreement shall only be instituted in the State of Delaware. Each party waives any objection which it may have now or hereafter to the laying of the venue of such action or Proceeding and irrevocably submits to the jurisdiction of any such court in any such suit, action or Proceeding.

10.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.14 Conflict Between Transaction Documents. To the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

10.15 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic transmission in portable document format (.pdf)), which when taken together shall constitute one and the same agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BUYER

AVALON LABORATORY SERVICES, INC.

By:	/s/ Luisa Ingargiola
Name:	Luisa Ingargiola
Title:	Secretary

PARENT

AVALON GLOBOCARE CORP.

By:	/s/ Luisa Ingargiola
Name:	Luisa Ingargiola
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Membership Interest Purchase Agreement]

COMPANY

LABORATORY SERVICES MSO, LLC

By Its Managing Member:

SCBC HOLDINGS, LLC

By Its Managing Member:

THE ZOE FAMILY TRUST DATED OCTOBER 1, 2018

By:	/s/ Bryan W. Cox
Name:	Bryan W. Cox
Title:	Trustee

SELLER

SCBC HOLDINGS LLC

By its Managing Member:

THE ZOE FAMILY TRUST DATED OCTOBER 1, 2018

By:	/s/ Bryan W. Cox
Name:	Bryan W. Cox
Title:	Trustee

OWNERS

THE ZOE FAMILY TRUST DATED OCTOBER 1, 2018

By:	/s/ Bryan W. Cox
Name:	Bryan W. Cox
Title:	Trustee

/s/ Bryan W. Cox
Bryan W. Cox

/s/ Sarah Cox
Sarah Cox

[Signature Page to Amended and Restated Membership Interest Purchase Agreement]

EXHIBIT A-1

PRE-CLOSING REORGANIZATION STEPS

See attached.

EXHIBIT A-2

ASSIGNED ASSETS

See attached.

EXHIBIT B

SECOND AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT

See attached.

EXHIBIT C

PARENT SERIES B PREFERRED STOCK TERM SHEET

See attached.

EXHIBIT D-1

FORM OF LEASE AGREEMENT

See attached.

EXHIBIT D-2

FORM OF LEASE AGREEMENT

See attached.

EXHIBIT E

FORM OF VOTING AGREEMENT

See attached.